Exhibit 10.12





                            STOCK PURCHASE AGREEMENT

                                      DATED

                                  June 4, 1996

                                      AMONG

                           INFLO HOLDINGS CORPORATION,

                              KEEBLER HOLDING CORP.

                                       AND

                              G.F. INDUSTRIES, INC.

                               REGARDING STOCK OF

                             SUNSHINE BISCUITS, INC.

                                TABLE OF CONTENTS


Paragraph                                                                 Page
- ---------                                                                 ----


ARTICLE I

PURCHASE OF SHARES.........................................................  1
      1.1       Purchase of Shares.........................................  1
      1.2       Purchase Price.............................................  1
      1.3       Stock and Warrant..........................................  2

ARTICLE II

THE CLOSING................................................................  3
      2.1       Time and Place of Closing..................................  3
      2.2       Actions of the Seller at Closing...........................  3
      2.3       Actions of the Buyer at Closing............................  4
      2.4       Escrow.....................................................  4

ARTICLE III

REPRESENTATIONS AND WARRANTIES.............................................  5
      3.1       Seller's Representations and Warranties....................  5
      3.2       Buyer's Representations and Warranties..................... 28
      3.3       Remedy for Breaches of Representations and
                Warranties................................................. 32

ARTICLE IV

ACTIONS PRIOR TO THE CLOSING............................................... 32
      4.1       Activities Until Closing Date.............................. 32
      4.2       HSR Act.................................................... 37
      4.3       Seller's Efforts to Fulfill Conditions..................... 37
      4.4       INFLO's and Buyer's Efforts to Fulfill
                Conditions................................................. 38
      4.5       No Shopping................................................ 38
      4.6       Buyer's Efforts to Obtain Financing........................ 39
      4.7       Further Assurances......................................... 39
      4.8       Resignation of Officers and Directors...................... 40
      4.9       Termination of Access to Bank Accounts..................... 40
      4.10      Prepayment of Indebtedness................................. 40
      4.11      Trademark License.......................................... 41
      4.12      No Additional Representations.............................. 42
      4.13      Accrued Vacation........................................... 43
      4.14      Buyer Analysis and Other Information....................... 43
      4.15      Net Operating Loss......................................... 44
      4.16      Insurance.................................................. 44

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING............................................ 48
      5.1       Conditions to INFLO's and Buyer's Obligations.............. 48
      5.2       Conditions to Seller's Obligations......................... 53

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Paragraph                                                                 Page
- ---------                                                                 ----


ARTICLE VI

TERMINATION................................................................ 56
      6.1       Right to Terminate......................................... 56
      6.2       Effect of Termination...................................... 56

ARTICLE VII

INDEMNIFICATION............................................................ 57
      7.1       Indemnification Against Loss Due to
                Inaccuracies in Seller's Representations and
                Warranties, Etc............................................ 57
      7.2       Indemnification Against Loss Due to
                Inaccuracies in Buyer's Representations and
                Warranties, Etc............................................ 58
      7.3       Limit on Claims............................................ 59
      7.4       Environmental Indemnification.............................. 61
      7.5       Payment of Taxes........................................... 65
      7.6       Indemnification Against Liabilities or
                Obligations Relating to the Seller and
                Subsidiaries and Affiliates of the Seller
                (Other than the Company)................................... 70
      7.7       Company's Indemnification Against Liabilities
                or Obligations............................................. 71
      7.8       Computation of Loss........................................ 72
      7.9       Adjustment to Purchase Price............................... 74
      7.10      Procedures Relating to Third Party Claims
                (other than Environmental and Tax Claims).................. 74
      7.11      Procedures Relating to Non-Third Party Claims.............. 77

ARTICLE VIII

ABSENCE OF BROKERS......................................................... 78
      8.1       Representations and Warranties Regarding
                Brokers and Others......................................... 78

ARTICLE IX

GENERAL.................................................................... 79
      9.1       Expenses................................................... 79
      9.2       Access to Properties, Books and Records.................... 79
      9.3       Publicity.................................................. 82
      9.4       Entire Agreement........................................... 83
      9.5       Effect of Disclosures...................................... 83
      9.6       Captions................................................... 83
      9.7       Assignments................................................ 84
      9.8       Notices and Other Communications........................... 84
      9.9       Governing Law.............................................. 85
      9.10      Amendments................................................. 88
      9.11      Waivers.................................................... 88
      9.12      Guarantees................................................. 88
      9.13      Beneficiaries.............................................. 90
      9.14      Counterparts............................................... 90

                                    ExhibitS

Exhibit 1.2            -     Operating Leases
Exhibit 1.3(1)         -     Form of Warrant
Exhibit 1.3(2)         -     Form of GFI Stockholder's Agreement
Exhibit 2.4            -     Form of Escrow Agreement
Exhibit 3.1-C          -     Seller Consents
Exhibit 3.1-E(1)       -     Certificates of Incorporation and By-laws
                               of the Company
Exhibit 3.1-E(2)       -     Foreign Qualifications
Exhibit 3.1-H          -     Interests in Other Entities
Exhibit 3.1-I          -     Company Financial Statements; Deviations
                               from GAAP
Exhibit 3.1-J(1)       -     Material Adverse Changes
Exhibit 3.1-J(2)       -     Interim Operations
Exhibit 3.1-J(3)       -     Trade Commitments
Exhibit 3.1-J(4)       -     Certain Indebtedness Information
Exhibit 3.1-J(5)       -     Asset Transfers
Exhibit 3.1-K          -     Certain Liabilities and Obligations
Exhibit 3.1-M          -     Senior Officers
Exhibit 3.1-N          -     Real Property; Real Property Liens
Exhibit 3.1-O(1)       -     Other Liens
Exhibit 3.1-O(2)       -     Condition of Assets
Exhibit 3.1-P          -     Certain Contracts and Contract Matters
Exhibit 3.1-Q          -     Intellectual Property
Exhibit 3.1-R          -     Taxes
Exhibit 3.1-S          -     Litigation; Proceedings
Exhibit 3.1-T          -     Unions
Exhibit 3.1-U(1)       -     Employee Benefit Plans
Exhibit 3.1-U(3)       -     Certain Company Plan Information
Exhibit 3.1-U(4)       -     Funding of Certain Company Plans
Exhibit 3.1-U(5)       -     Multiemployer Plan Liability
Exhibit 3.1-U(6)       -     Change-of-Control Payments
Exhibit 3.1-U(7)       -     Excess Parachute Payments
Exhibit 3.1-U(8)       -     Executive Compensation
Exhibit 3.1-V          -     Environmental Liabilities
Exhibit 3.1-W          -     Employment and Severance Agreements
Exhibit 3.1-X          -     Insurance Policies and Bonds
Exhibit 3.1-Y(1)       -     Affiliate Transactions
Exhibit 3.1-Y(2)       -     Affiliate Transactions Not Terminated
Exhibit 3.2-C          -     Buyer Consents
Exhibit 3.2-F          -     INFLO Options, Etc.
Exhibit 4.1-G          -     Maintenance of Books and Records
Exhibit 4.1-J          -     Changes to Company Plans
Exhibit 4.10           -     Indebtedness Not to be Prepaid
Exhibit 4.11           -     Philippine Trademarks
Exhibit 4.14           -     Buyer Analysis and Other Information
Exhibit 7.5            -     Pre-Closing Tax Employees
Exhibit 7.6            -     Vehicle Leases
Exhibit 9.12           -     Guarantors

                             INDEX OF DEFINED TERMS

                                                                          Page

1996 Statements.............................................................34
Accumulated funding deficiency..............................................23
Acquisition Proposal........................................................38
Affiliate...................................................................27
Agents......................................................................38
Artal........................................................................2
Belco.......................................................................71
Buyer........................................................................1
Buyer Non-Limited Representations...........................................59
Buyer Obligations...........................................................59
Cash Closing Payment.........................................................1
Closing......................................................................3
Closing Date.................................................................3
Code........................................................................17
Common Stock.................................................................1
Company......................................................................1
Company Financial Statements................................................10
Company Plans...............................................................21
Confidentiality Agreement...................................................80
Controlled Group............................................................22
Credit Agreement............................................................50
Employee benefit plan.......................................................20
Environmental Action........................................................64
Environmental Laws..........................................................25
ERISA.......................................................................20
Escrow Account...............................................................5
Escrow Agent.................................................................4
Escrow Agreement.............................................................4
Excess Parachute Payment....................................................25
Flowers......................................................................3
GAAP.........................................................................2
GFI Stockholder's Agreement..................................................3
Guarantors  ................................................................88
Income Taxes................................................................65
Indebtedness.................................................................2
Indemnified Party.......................................................72, 74
Indemnifying Party..........................................................72
Individual Guarantor........................................................89
INFLO........................................................................1
INFLO Common Stock...........................................................2
Losses......................................................................57
Material Adverse Effect......................................................7
Multiemployer Plans.........................................................20
Net Proceeds................................................................73
Nomura Sub Debt Agreement...................................................30
Non-Limited Representations.................................................58
Obligations ................................................................58
Pre-Closing Tax Employees...................................................68
Prohibited transaction......................................................23
Purchase Price...............................................................1
Reportable event............................................................23

                                                                          Page
Seller.......................................................................1
Senior Bank Financing.......................................................29
Senior Officers.............................................................12
Shares.......................................................................1
Tax Benefit.................................................................73
Tax Return..................................................................18
Taxes.......................................................................17
Third Parties...............................................................38
Third Party Claim...........................................................74
Transfer Taxes..............................................................70
WARN Act....................................................................20
Warrant......................................................................3

                            STOCK PURCHASE AGREEMENT

            This is an agreement dated June 4, 1996 among INFLO Holdings Corporation ("INFLO"), a Delaware corporation, Keebler Holding Corp. (the "Buyer"), a Delaware corporation, and G.F. Industries, Inc. (the "Seller"), a Nevada corporation, relating to the purchase by the Buyer from the Seller of 100 shares (the "Shares") of Common Stock, no par value (the "Common Stock"), of Sunshine Biscuits, Inc. (the "Company"), a Delaware corporation and a wholly owned subsidiary of the Seller, which agreement is as follows:

                                    ARTICLE I

                               PURCHASE OF SHARES

            1.1 Purchase of Shares. Upon the terms and subject to the conditions contained herein, at the Closing described in Paragraph 2.1, the Buyer will purchase the Shares from the Seller and the Seller will sell the Shares to the Buyer.

            1.2 Purchase Price. The total purchase price to be paid by the Buyer for the Shares will be (i) $148,000,000 in cash minus the outstanding Indebtedness (other than the Indebtedness listed on Exhibit 4.10) of the Company on the Closing Date (the "Cash Closing Payment") plus (ii) 990,076 shares of INFLO Common Stock (as described in Paragraph 1.3), valued at $18.50 per share, plus (iii) the Warrant (as described in Paragraph 1.3) (the Cash Closing Payment, such shares of INFLO Common Stock and such Warrant being collectively referred to herein as the "Purchase Price"), all as set forth in Paragraph 2.3. As used in



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                                                                               2



this Agreement, the term "Indebtedness" means (v) obligations with regard to borrowed money (including reimbursement obligations in respect of letters of credit, guarantees or similar instruments) (other than accounts payable which are incurred in the ordinary course of business consistent with past practice),
(w) obligations evidenced by bonds, debentures, notes, letters of credit or similar instruments, (x) obligations to pay the deferred purchase price of assets (other than accounts payable which are incurred in the ordinary course of business consistent with past practice), and (y) obligations under leases which are required to be classified and accounted for as capital leases on financial statements prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). Set forth on Exhibit 1.2 is a list of certain operating leases, copies of which have been delivered to INFLO and the Buyer, which the parties hereto agree are not required to be classified and accounted for as capital leases on financial statements prepared in accordance with GAAP.

            1.3 Stock and Warrant. INFLO shall issue, and the Buyer shall deliver, to the Seller at the Closing 990,076 shares of the Common Stock, par value $.01 per share, of INFLO (the "INFLO Common Stock"), which, as of the date hereof, is equal to 7.5% of the total number of shares of INFLO Common Stock on a fully diluted basis (other than with respect to the Warrant (as defined below)) that, after giving effect to the issuance of such shares to the Seller, would be held as of the Closing Date by the Seller, Artal Luxembourg S.A. ("Artal") and Flowers Industries,

Inc. ("Flowers") (or their respective affiliates). INFLO further agrees to issue, and the Buyer agrees to deliver, to the Seller at the Closing a warrant, in the form attached as Exhibit 1.3(1) hereto (the "Warrant"), to purchase up to 1,070,352 shares of INFLO Common Stock, which as of the date hereof, is equal to 7.5% of the total number of shares of INFLO Common Stock on a fully diluted basis that, after giving effect to the issuance of such shares (as well as the shares described in the immediately preceding sentence) to the Seller, would be held as of the Closing Date by the Seller, Artal and Flowers (or their respective affiliates). At the Closing, the Seller, INFLO, Artal and Flowers shall enter into a stockholder's agreement in the form of Exhibit 1.3(2) hereto (the "GFI Stockholder's Agreement") with respect to such INFLO Common Stock and the Warrant to be so issued and delivered to the Seller.

                                   ARTICLE II

                                   THE CLOSING

            2.1 Time and Place of Closing. The closing (the "Closing") of the purchase of the Shares will take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, at 10:00 a.m., New York City time, as promptly as practicable after all the conditions in Article V are satisfied or waived (the date of such Closing, the "Closing Date").

            2.2 Actions of the Seller at Closing. At the Closing, the Seller will deliver to the Buyer the certificates representing all the Shares, endorsed or accompanied by documents of assignment which comply with the requirements of
Section 8-401
of the Uniform Commercial Code as in effect in the State of New York and which are in form and substance reasonably satisfactory to the Buyer, together with evidence of payment of any applicable transfer taxes.

            2.3 Actions of the Buyer at Closing. At the Closing, the Buyer will deliver to the Seller the following:

            (a) Certificates representing the INFLO Common Stock described in Paragraph 1.3 and the Warrant, in each case in the name of the Seller and duly executed by INFLO.

            (b) Evidence of a wire transfer or wire transfers, to an account or accounts of Seller's creditors, as specified by the Seller at least one business day before the Closing, of immediately available funds in amounts equal to the amounts of outstanding Indebtedness (other than the Indebtedness set forth on Exhibit 4.10) of the Company set forth on
      Exhibit 3.1-J(3).

            (c) Evidence of a wire transfer to an account specified by the Seller at least one business day before the Closing of immediately available funds in an amount equal to the Cash Closing Payment.

            (d) A letter acknowledging that the Buyer will be acquiring the Shares for investment, and not with a view to their resale or distribution.

            2.4 Escrow. At the Closing, (i) each of the Seller, INFLO, the Buyer and The Bank of New York, as escrow agent (the "Escrow Agent"), shall execute and deliver an escrow agreement in the form attached as Exhibit 2.4 hereto (the "Escrow Agreement") and (ii) the Seller shall deposit into the escrow account identified in the Escrow Agreement (the "Escrow Account") (A) all of the shares of the INFLO Common Stock received by the Seller pursuant to the first sentence of Paragraph 1.3, (B) the Warrant and (C) $10,000,000 of the cash received by Seller as part of the Cash Closing Payment. Such shares, Warrant and cash amounts shall be held in the Escrow Account and applied in accordance with the terms and conditions set forth in the Escrow Agreement.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

            3.1 Seller's Representations and Warranties. The Seller represents and warrants to INFLO and the Buyer as follows:

            (a) The Seller is a corporation duly organized and validly existing under the laws of the State of Nevada.

            (b) The Seller has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize the Seller to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed by the Seller and is a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms. This Agreement and the transactions contemplated hereby have been approved by a resolution of the sole shareholder of the Seller.

            (c) If the consents described on Exhibit 3.1-C are obtained, neither the execution or delivery of this

      Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will (i) violate or conflict with the Certificate of Incorporation or by-laws of the Seller or the Company, or any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over the Seller or the Company, or (ii) violate, breach or conflict with any provision of, or result in the acceleration of or entitle any party to accelerate (whether after notice or lapse or time or both) any obligation under, or result in the imposition of any material lien, charge, pledge, security interest or other encumbrance upon the property of the Seller or the Company pursuant to any provision of, or require the consent or approval of any person under, any mortgage, lien, lease, agreement, license or other instrument to which the Seller or the Company is a party or by which any of them is bound, except for such violations, breaches or conflicts or failure to obtain consents or approvals (or acceleration or imposition of encumbrance, as applicable) which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined below).

            (d) The Seller owns all the Shares free and clear of any liens or encumbrances and the Seller has full authority to sell the Shares as contemplated by this Agreement. The

      Seller has not granted any option or right, and is not a party to any other agreement, and no such option, right or agreement exists, which requires, or which upon the passage of time, the payment of money or the occurrence of any other event, may require, the Seller to transfer any of the Shares to anyone other than the Buyer. When the Buyer acquires the Shares as contemplated by this Agreement, the Buyer will receive them free and clear of any liens, encumbrances or claims of other persons, other than liens, encumbrances or claims resulting from acts of the Buyer or its affiliates.

            (e) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power to own, lease and operate its assets, properties and businesses. Copies of the Certificate of Incorporation and all amendments, and of the by-laws, of the Company, as currently in effect, are attached as Exhibit 3.1-E(1). The Company is qualified to do business as a foreign corporation in each jurisdiction in which it is required to be qualified, except jurisdictions in which the failure to qualify, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
      Exhibit 3.1-E(2) is a list of all the jurisdictions in which the Company is qualified to do business as a foreign corporation. As used in this Agreement, the term "Material Adverse Effect" means a material adverse effect upon (i) the consolidated financial position of the Company as determined in a manner consistent with the consolidated balance sheet of the Company included in the Company Financial Statements (as that term is defined in Paragraph 3.1(i)), (ii) the consolidated results of operations of the Company as determined in a manner consistent with the consolidated profit and loss statement of the Company included in the Company Financial Statements, or (iii) the assets, liabilities, properties or business of the Company; provided, however, that any adverse effects solely due to the seasonality regularly experienced in the Company's business on an annual basis shall not be deemed to be, or in any way be deemed to contribute to the existence of, a Material Adverse Effect for purposes of this Agreement if, but only if, the amount of such seasonal effects are no more adverse to the Company's business than the amount of such seasonal effects for prior years and the causes underlying, and the timing of, such seasonal effects are consistent with those underlying such seasonal effects for such prior years.

            (f) The only authorized capital stock of the Company is 15,000 shares of Common Stock, no par value, 100 of which are issued and outstanding. The Shares constitute 100% of the outstanding capital stock of the Company. Each of the Shares has been duly authorized and issued and is fully paid and nonassessable. There are no existing options, warrants, calls, agreements or commitments of any character to purchase or otherwise to receive from the Seller, the Company or any of their respective affiliates any of the outstanding or authorized and unissued capital stock of the

      Company or any securities of the Company or any of its affiliates which are convertible into or exchangeable for, or which give any person any right to subscribe for or acquire or any voting rights with respect to, any shares of capital stock of the Company, and no such convertible or exchangeable securities or rights are outstanding.

            (g) No governmental filings, authorizations, approvals, or consents, or other governmental action, other than filings and the termination or expiration of waiting periods under the HSR Act, are required to permit the Seller to fulfill all its obligations under this Agreement.

            (h) The Company does not own, directly or indirectly, 50% or more in voting power of the equity of any corporation or other entity. Except as set forth on Exhibit 3.1-H, the Company does not own, directly or indirectly, any voting securities of any corporation or other entity, except such as are not, individually or in the aggregate, material to the Company. The Company has not issued any options, warrants or convertible or exchangeable securities, or is a party to any other agreements, which require, or which upon the passage of time, the payment of money or the occurrence of any other event may require, the Company to transfer to anyone or issue any stock of, or other equity interest in, any subsidiary.

            (i) Except as shown on Exhibit 3.1-I, the consolidated financial statements of the Company set forth in such Exhibit at and for the years ended March 31, 1996 and 1995

      (the "Company Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis and present fairly the consolidated financial condition and the consolidated results of operations of the Company at the dates, and for the periods, to which they relate.

            (j) Since March 31, 1996, (i) except as described on Exhibit 3.1-J(1), (A) there has not been any change, event or discovery which had or which would reasonably be expected to have a Material Adverse Effect,
      (B) the Company has conducted its business in the ordinary course of business and consistent with past practice (including, without limitation, with respect to the maintenance of books and records) and (C) there has not been any material adverse change in the relationships of the Company with its customers, suppliers or regulatory authorities and (ii) except as set forth on Exhibit 3.1-J(2), neither the Seller nor the Company has taken any action or has failed to take any action, and no event has occurred, which would have required INFLO's and the Buyer's consent pursuant to Paragraph 4.1 of this Agreement if such action had been taken or had failed to have been taken, or if such event had occurred, in each case, after the date of this Agreement. To the best knowledge of the Senior Officers after reasonable inquiry, except as set forth on Exhibit 3.1-J(3), the Company does not have any material commitments for trade marketing, consumer advertising or promotions exceeding $250,000 per commitment. As of the date hereof, the outstanding amount of Indebtedness of the Company is $91,078,193.12 (excluding the insurance bonds referred to in Paragraph 4 of Exhibit 4.10), and, as of the date hereof, the outstanding amounts, creditors and applicable debt instruments relating to each portion of such Indebtedness are as set forth on Exhibit 3.1-J(4). Since March 31, 1996 through the date of this Agreement, except as described in Exhibit 3.1-J(5), the Company has not sold or leased any of its assets other than sales of inventory, or fixed assets which have come to the end of their useful life, in the ordinary course of business consistent with past practice.

            (k) Except as set forth in Exhibit 3.1-K, the Company has no liability or obligation, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), which would be required by GAAP to be reflected in a consolidated balance sheet of the Company or disclosed in the notes thereto, except liabilities and obligations which (i) are adequately accrued or reserved against in the Company Financial Statements or disclosed in the notes thereto, (ii) were incurred after March 31, 1996 in the ordinary course of business and consistent with past practice and are not in the aggregate material to the Company, (iii) have been discharged or paid in full or (iv) otherwise will not be obligations of the Company after the Closing.

            (l) The assets of the Company are sufficient to enable it to conduct its operations after the Closing substantially as they are currently being operated.

            (m) Other than such non-compliance which, and such licenses and permits the lack of which, would not in the aggregate reasonably be expected to have a Material Adverse Effect, the Company has all licenses and permits from all governmental authorities which are necessary or useful to permit the Company to conduct its business and is, and within the applicable statute of limitations has been, in compliance in all material respects with such licenses and permits and all applicable laws and regulations relating to the operation of its business. To the best knowledge of the senior officers, directors and executives of each of the Seller and the Company identified in Exhibit 3.1-M hereto (collectively, the "Senior Officers") after reasonable inquiry, there is no reason for any such permit or license not to be renewed as a routine matter prior to its expiration. Other than such non-compliance and such licenses and permits from governmental authorities the lack of which would not in the aggregate reasonably be expected to have a Material Adverse Effect, the execution and implementation of this Agreement shall have no effect on the validity, terms, or any other aspect of any such license or permit.

            (n) Exhibit 3.1-N is a list of all real property, including office space, owned or leased by the Company,



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                                                                              13



      showing as to each property whether it is owned or leased, by whom it is owned or leased and, if it is leased, the identity of the lessor and the date of the lease. All that real property is being used by the Company in conformance in all material respects with all material zoning and other applicable laws and regulations and all applicable deed restrictions, covenants and lease provisions (other than in any such case Environmental Laws (as defined in Paragraph 3.1(v)), as to which Paragraph 3.1(v) shall be applicable). As to real property shown on Exhibit 3.1-N as being owned, the Company owns fee title to the real property, free and clear of any liens or other encumbrances, except (i) the lien of taxes not yet due and other statutory liens relating to governmental obligations which are not yet due, (ii) liens securing indebtedness reflected on the balance sheet included in the Company Financial Statements included in Exhibit 3.1-I and other encumbrances which do not materially interfere with the use of the properties to which they relate for the purposes for which those properties are currently used and (iii) liens disclosed on Exhibit 3.1-N. As to real property which is shown on Exhibit 3.1-N as being leased, the Company has a valid, binding and enforceable leasehold interest and has complied in all material respects with the terms of the lease, all rents and other sums and charges payable by the Company are current and, to the best knowledge of the Senior Officers after reasonable inquiry, the lessor is not in default thereunder or has not taken, and does not intend to take, action to terminate the lease. The real property listed in Exhibit 3.1-N comprises all of the real property which is necessary to operate the business of the Company as currently being operated.

            (o) On the Closing Date, the Company will own all its assets free and clear of any liens or encumbrances other than (i) the liens for taxes not yet due or other statutory liens relating to governmental obligations which are not yet due, (ii) liens securing indebtedness reflected on the balance sheet included in the Company Financial Statements included in
      Exhibit 3.1-I and other encumbrances which in the aggregate do not materially interfere with the use of the assets to which they relate for the purposes for which those assets are currently used, and (iii) liens disclosed on Exhibit 3.1-N or 3.1-O(1). All assets owned or leased by the Company are suitable for the uses for which they are intended and are in a good state of maintenance and repair, normal wear and tear excepted, except as disclosed on Exhibit 3.1-0(2) or where failure to meet such standards, in the aggregate would not reasonably be expected to have a Material Adverse Effect.

            (p) Exhibit 3.1-P is a complete list of each agreement to which the Company is a party which will require the Company to make payments, or under which the Company expects to receive revenues, of more than $5 million, including all installments thereunder, or is otherwise material (including those agreements that may involve amounts of less than $5 million, except with respect to results of operations) in amount or significance to the assets, liabilities, businesses, results of operations or financial condition of the Company, other than (i) short-term customer purchase orders received in the ordinary course of business and (ii) purchase orders to suppliers entered into in the ordinary course of business ordering materials which are available from at least several suppliers in quantities consistent with the customary purchasing practices of the Company and with the customary purchasing practices in the industries in which the Company participates. To the best knowledge of the Senior Officers after reasonable inquiry, each of the agreements listed on
      Exhibit 3.1-P is legal, valid, binding and enforceable in accordance with its terms. The Company has fulfilled in all material respects all its obligations under all the agreements listed on Exhibit 3.1-P to which it is a party, and, to the best knowledge of the Senior Officers after reasonable inquiry, the Company is not in default in any material respect in its obligations under any of those agreements and no other party to any of those agreements is in default in any material respect thereon or intends to terminate the agreement before its stated termination date. Except as shown on Exhibit 3.1-P, the transactions contemplated by this Agreement will not be a basis under the terms of any agreement listed on
      Exhibit 3.1-P for any party thereto to terminate that agreement or alter the basis on which it will be doing business with the Company under that agreement.

            (q) Exhibit 3.1-Q is a complete list of all patents, patent applications, patent licenses, trademarks, trademark licenses, trade names, copyrights and service marks which are material to the Company. The Company owns or is entitled to use for their respective lives all the patents, trademarks, trade names, service marks, technology and copyrights which it uses (or has used during the year prior to the date of this Agreement) in connection with its business, other than patents, trademarks, trade names, service marks, technology and copyrights which, if the Company were to stop using, would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as shown on Exhibit 3.1-Q, (i) to the best knowledge of the Senior Officers after reasonable inquiry, the Company is not violating any patents, trademarks, tradenames, service marks, copyrights or other intellectual properties owned by any other persons, and (ii) the transactions which are the subject of this Agreement will not result in the termination or modification of, or otherwise require the consent of any party to, any patent license or trademark license listed on Exhibit 3.1-Q under the terms of such patent license or trademark license.

            (r) Except as shown on Exhibit 3.1-R, the Company has filed when due all Tax Returns (as defined below) which it has been required to file and has paid all Taxes (as defined below) shown on those returns to be due. Those Tax Returns accurately reflect the Taxes required to have been paid, except to the extent of items which may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by the Company and which have been adequately reserved against on the balance sheet at March 31, 1996 included in the Company Financial Statements. Except as shown on Exhibit 3.1-R, (i) no extension of time given by the Company for completion of the audit of any Tax Return is in effect, (ii) no tax lien has been filed by any taxing authority against the Company or any of its assets, (iii) no Federal, state or local audits or other administrative proceedings or court proceedings with regard to Taxes are presently pending with regard to the Company, (iv) the Company is not a party to any agreement providing for the allocation or sharing of Taxes,
      (v) the Company has not participated in or cooperated with an international boycott as that term is used in Section 999 of the Internal Revenue Code of 1986, as amended (the "Code"), and (vi) the Company has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a Subsection (f) asset (as that term is defined in Section 341(f)(4) of the Code) owned by the Company. The Seller is not a foreign person within the meaning of Section 1445(b)(3) of the Code. For the purposes of this Agreement, the term "Taxes" means all taxes (including, but not limited to, withholding taxes), assessments, fees, levies and other governmental charges, and any related interest or penalties. For the purposes of this Agreement, the term "Tax Return" means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

            (s) Except as shown on Exhibit 3.1-S, neither the Company nor any Company Plan (as hereinafter defined) or, to the best knowledge of the Senior Officers after reasonable inquiry, any fiduciary with respect thereto in respect of which the Company has any indemnity or other obligation is a party to any action, suit or proceeding in any court, or by or before any governmental agency or authority, any arbitral body or any other dispute resolution entity, nor, to the best knowledge of the Senior Officers after reasonable inquiry, has any action, suit or proceeding been threatened against any of those entities, other than actions, suits or proceedings which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company is not the subject of any judgment, stipulation, order, decree or agreement arising from any such action, suit or proceeding which would, in the aggregate, reasonably be expected to have a Material Adverse Effect. No action, suit or proceeding is pending, and, to the best knowledge of the Senior Officers after reasonable inquiry, no action, suit or proceeding is threatened which (i) as of the date of this Agreement, seeks to question, delay or prevent the consummation of the transactions contemplated by this Agreement, or (ii) would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement, result in material damages to the Seller or materially diminish the value of the transactions contemplated by this Agreement to INFLO and the Buyer.

            (t) Exhibit 3.1-T contains a complete list of all unions which presently represent any employees of the Company and a complete list of all labor union and collective bargaining agreements to which the Company is a party or is subject. Except as set forth on Exhibit 3.1-T and for such matters as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company is in compliance with all applicable laws, agreements, contracts and policies respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices, (ii) there is no unfair labor practice charge or complaint against the Company pending, and, to the best knowledge of the Senior Officers after reasonable inquiry, no such action is threatened before any regulatory or judicial body, (iii) there is no, and during the past three years there has been no, labor strike, dispute, slowdown, stoppage, lockout or other material labor controversy in effect, and, to the best knowledge of the Senior Officers after reasonable inquiry, no such action is threatened against the Company, (iv) to the best knowledge of the

      Senior Officers after reasonable inquiry, no certification petition respecting the employees of the Company has been filed with the National Labor Relations Board and no union is attempting to organize or otherwise become the bargaining representative for any employees of the Company, (v) except as expressly contemplated by this Agreement or as shown on Exhibit 3.1-T, the Company has not closed any plant or facility, effectuated any systematic layoffs of employees or implemented any early retirement, separation or window program within the last three years, nor has the Company planned or announced any such action or program for the future and
      (vi) the Company is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

            (u) (i) Exhibit 3.1-U(1) contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of
      Section 3(37) of ERISA ("Multiemployer Plans")), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus (including, without limitation, stay or retention bonuses), incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which any employee or former employee of the Company has any present or future right to benefits or under which the Company has any present or future liability. All such plans, agreements, programs, policies and arrangements, other than Multiemployer Plans, shall be collectively referred to as the "Company Plans."

               (ii) With respect to each Company Plan (and with respect to each Multiemployer Plan to the extent that the trustee or other administrator of any such plan has provided a copy to the Company), the Company has provided to INFLO and the Buyer or made available in the "data room" for the transactions contemplated hereby a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) any related trust agreement or other funding instrument with respect to which the Company would reasonably be expected to have any liability; (B) the most recent determination letter, if applicable; (C) any summary plan description and other material written communications by the Company to its employees concerning the extent of the benefits provided under a Company Plan; and (D) for the three most recent years for which such information is, as of the date hereof, required, under applicable law, to have been prepared, (I) the Form 5500 and attached schedules; (II) audited financial statements; (III) actuarial valuation reports; and (IV) attorney's response to an auditor's request for information.

              (iii) Except as set forth on Exhibit 3.1-U(3), (A) each Company Plan has been established and administered in all material respects in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (B) each Company Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter as to its qualification and, to the best knowledge of the Senior Officers after reasonable inquiry, there are no facts or circumstances that would be reasonably likely to adversely affect such determination, and neither the Seller nor the Company has taken any action or failed to take any action which would be reasonably likely to cause the loss of such qualification; (C) to the best knowledge of the Senior Officers after reasonable inquiry, no event has occurred and no condition exists that would be reasonably likely to subject the Company, either directly or by reason of its affiliation with any member of its "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b),
      (c), (m) or (o) of the Code), to any material tax, fine, lien or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations;

      (D) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; and (E) no Company Plan has incurred any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived), no "reportable event" (as such term is defined in ERISA Section
      4043) has occurred with respect to any Company Plan, and neither the Company nor any of its employees, nor to the best knowledge of the Senior Officers after reasonable inquiry, any non-employee trustee, administrator or other fiduciary of any trust created under any Company Plan, has engaged in a "prohibited transaction" (as such term is defined in ERISA
      Section 406 and Code Section 4975) with respect to any Company Plan for which the Company or any of its employees would be liable.

               (iv) Except as set forth on Exhibit 3.1-U(4), with respect to each of the Company Plans which is subject to Title IV of ERISA, as of the last annual valuation date for each such plan, the fair market value of the assets of each such Company Plan is not less than the present value of the accrued benefits (vested and unvested) of the participants in such Company Plan on an accumulated benefit obligation basis, based on the actuarial methods and assumptions indicated in the actuarial valuation reports for such date.

               (v) Except as set forth on Exhibit 3.1-U(5), with respect to any Multiemployer Plan to which the Company or any member of its Controlled Group has any liability or contributes (or has at any time contributed or had an obligation to contribute): (A) neither the Company nor any member of its Controlled Group has incurred any withdrawal liability under Title IV of ERISA for which the Company would be reasonably likely to be liable; (B) the Company has not received written notification from the trustee or other administrator of a Multiemployer Plan to the effect that such Multiemployer Plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively); and (C) the Company has not taken any action or failed to take any action which was not in compliance with the applicable provisions of any Multiemployer Plan, any collective bargaining agreement, ERISA, the Code and other applicable laws, rules and regulations.

               (vi) Except as set forth on Exhibit 3.1-U(6), no Company Plan exists which would be reasonably likely to result in the payment to any employee or former employee of the Company of any money or other property or rights or accelerate or provide any other rights or benefits to any employee or former employee of the Company as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

               (vii) Except as shown on Exhibit 3.1-U(7), there are no contracts, agreements or other arrangements which would be reasonably likely to result in the payment by the Company of an "Excess Parachute Payment" as that term is used in Section 280G of the Code.

             (viii) Except as otherwise disclosed in Exhibit 3.1-U(8), and except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, since April 1, 1996, the Company has not increased the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company who are not officers of the Company in the ordinary course of business and consistent with past practice.

               (ix) Except as set forth on Exhibit 3.1-S, with respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the best knowledge of the Senior Officers after reasonable inquiry, threatened.

               (v) Except as shown on Exhibit 3.1-V, (i) the Company has not received notice of material noncompliance or material liability under any applicable Federal, state, local or foreign laws (including, without limitation, common law) or regulations relating to the environment or employee health and safety relating to the Company promulgated and in effect on or prior to the date hereof ("Environmental Laws"), (ii) to the best knowledge of the Senior Officers after reasonable inquiry, no fact or set of facts exists that constitutes or could reasonably be expected to give rise to material noncompliance or material liability of the Company under any Environmental Law, and (iii) the Seller has provided to INFLO and the Buyer true and complete copies of all reports, studies, assessments, audits, or other similar documents in the possession or control of Seller or the Company that address any issue of actual or potential noncompliance with, or actual or potential liability under, any Environmental Law that may affect the Company.

            (w) The aggregate cost to the Company, in the event that all its current employees covered by individual employment or severance agreements are terminated, will not exceed $2.5 million pursuant to the terms of such agreements. The only such individual agreements currently in effect with past and present employees, directors and officers of the Company are set forth on Exhibit 3.1-W. Except as set forth on Exhibit 3.1-W, the Company has no deferred compensation, excess benefit, supplemental benefit or other non-qualified retirement, pension or savings plans, agreements, programs or policies that are currently in effect for any past or present employee, director or officer of the Company.

            (x) The Company maintains policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company. Such policies and bonds are adequate for the business of the Company as currently conducted. Exhibit 3.1-X sets forth a list of all policies of insurance and bonds maintained by the Company which will not continue in effect after the Closing as to the Company.

            (y) Exhibit 3.1-Y(1) sets forth (i) all contracts, agreements, other arrangements or transactions existing or occurring at any time after March 31, 1996 through the date hereof between the Company and the Seller or any of its affiliates and (ii) a description of all payments (including, without limitation, as dividends, distributions, loans, service or trade payments, salary or otherwise) made to or received from, the Company, on the one hand, and the Seller or any of its affiliates, on the other hand, since March 31, 1996. Except as set forth on Exhibit 3.1-Y(1), there are no material differences between such contracts, agreements, other arrangements, transactions and payments after or since March 31, 1996 and those contracts, agreements, other arrangements or transactions existing or occurring and those payments made or received during the one-year period prior to March 31, 1996. Except as set forth in Exhibit 3.1-Y(2), all such contracts, agreements, other arrangements and transactions have been terminated and are of no further force and effect as of the date hereof and no further payments are required to be made as of or after the date hereof. It is understood that for purposes of this Agreement, the term "affiliate" when used in reference to the Seller shall be deemed to include, without limitation, the shareholder of the Seller and the shareholders of Bermore, Ltd., the sole shareholder of the Seller.

            3.2 Buyer's Representations and Warranties. The Buyer represents and warrants to the Seller as follows:

            (a) Each of INFLO and the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            (b) Each of INFLO and the Buyer has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize each of INFLO and the Buyer to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed by each of INFLO and the Buyer and is a valid and binding agreement of each of INFLO and the Buyer, enforceable against each of INFLO and the Buyer in accordance with its terms.

            (c) If the consents described on Exhibit 3.2-C are obtained, neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach or conflict with any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or require the consent or approval of any person under, the Certificate of Incorporation or by-laws of INFLO or any of its subsidiaries (including, without limitation, the Buyer), any agreement, mortgage, lien, lease, license or other instrument to which any of them is a party or by which any of them is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over INFLO or any such subsidiaries.

            (d) No governmental filings, authorizations, approvals or consents, or other governmental action, other than filings and termination or expiration of the waiting periods under the HSR Act, are required to permit each of INFLO and the Buyer to fulfill all its obligations under this Agreement.

            (e) The Buyer has, or has commitments or agreements with banks or other financially sound financial institutions to provide the Buyer with, together with available cash and cash equivalents, the funds the Buyer will need to pay the Purchase Price and otherwise to complete the transactions which are the subject of this Agreement (including, without limitation, the making of the wire transfers described in Paragraph 2.3(b)) and such commitments and agreements (the "Senior Bank Financing"). Copies of any such agreements have been delivered to the Seller.

            (f) The only authorized capital stock of INFLO is 50 million shares of INFLO Common Stock, 12,523,438 of which are issued and outstanding as of the date hereof, 6,105,469 of which are owned by each of Artal and Flowers and 312,500 of which are owned by management of the Buyer as of the date hereof. Except as set forth on Exhibit 3.2-F, there are no existing options, warrants, calls, agreements or commitments of any character to purchase or otherwise to receive from INFLO, any of its subsidiaries (including, without limitation, the Buyer) or any of their respective affiliates any of the outstanding or authorized and unissued capital stock of INFLO or any such subsidiaries or any securities of INFLO, any such subsidiaries or any of their respective affiliates which are convertible into or exchangeable for, or which give any person any right to subscribe for or acquire or any voting rights with respect to, any shares of capital stock of INFLO or any such subsidiaries, and no such convertible or exchangeable securities or rights are outstanding.

            (g) The Buyer has delivered to the Seller true and complete copies of (i) the Stock Purchase Agreement dated November 5, 1995, between the Buyer and UB Investments (Netherlands) B.V. and all amendments, supplements and other modifications thereto, (ii) the Credit Agreement (as defined in Paragraph 5.1), and all amendments, supplements and other modifications thereto, (iii) the Note and Warrant Purchase Agreement, dated as of January 26, 1996, among the Buyer, Keebler Holding Corp. and Nomura Holding America Inc. and all amendments, supplements and other modifications thereto (collectively, the "Nomura Sub Debt Agreement"),
      (iv) the Stockholders' Agreement dated as of January 26, 1996, among

      Artal, Flowers and the Buyer and all amendments, supplements and other modifications thereto and (v) all material documents, exhibits, statements, certificates, schedules and other agreements relating to each such agreement.

            (h) The INFLO Common Stock to be delivered to the Seller at the Closing, when issued and delivered in accordance with the terms hereof, will be duly authorized and validly issued, free and clear of any liens, encumbrances or claims of other persons (other than liens, encumbrances or claims resulting from acts of the Seller), and will be fully paid and nonassessable with no personal liability attached to the ownership thereof and will not be subject to any preemptive rights under the Delaware General Corporation Law. On the Closing Date, the Warrant will be duly authorized and executed and delivered by INFLO and will constitute a valid and legally binding obligation of INFLO enforceable against INFLO in accordance with its terms, and the issuance of the INFLO Common Stock for which the Warrant is exercisable, when issued and delivered in accordance with the terms of the Warrant, will be duly authorized, validly issued, free and clear of any liens, encumbrances or claims of other persons (other than liens, encumbrances or claims resulting from acts of the Seller), and will be fully paid and nonassessable with no personal liability attached to the ownership thereof and will not be subject to any preemptive rights under the Delaware General Corporation Law.

            (i) No form of general advertising or general solicitation was or will be used by INFLO or any of its affiliates in connection with the offer and sale of the INFLO Common Stock and the Warrant to be issued to the Seller on the Closing Date. INFLO agrees that neither it nor any of its affiliates nor any person acting on its behalf will sell or offer for sale any shares of INFLO Common Stock or warrants to purchase INFLO Common Stock, or otherwise approach or negotiate in respect thereof with any person, so as thereby to bring the issuance or sale of the INFLO Common Stock and the Warrant to the Seller on the Closing Date within the provisions of Section 5 of the Securities Act of 1933, as amended.

            3.3 Remedy for Breaches of Representations and Warranties. Except as otherwise expressly provided in Article VII, the indemnifications in Paragraphs
7.1 and 7.2 will be the only remedies available thereunder to INFLO, the Buyer or the Seller after the Closing for breaches of representations or warranties contained in Paragraph 3.1 or 3.2. Any claim for that indemnification must be made as provided in Paragraphs 7.3, 7.10 and 7.11.

                                   ARTICLE IV

                          ACTIONS PRIOR TO THE CLOSING

            4.1 Activities Until Closing Date. From the date of this Agreement to the Closing Date, the Seller will ensure that the Company will, except with the written consent of INFLO and the Buyer:

            (a) Operate its business in the ordinary course and in a manner consistent with past practices (including, without limitation, with respect to management of inventory, collection of accounts receivable and timing of receipts, payment of accounts payable and other disbursements of cash).

            (b) Take all reasonable steps available to it to maintain the goodwill of its business and the continued employment of its executives and other employees and to preserve its relationships with customers, suppliers and others having business relationships with the Company.

            (c) Maintain all its assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other unavoidable casualty.

            (d) Not make any borrowings other than intercompany borrowings or borrowings under the Company's bank revolver and term loan in each case in the ordinary course of business and consistent with past practice and, except as provided hereunder or with the prior written consent of INFLO and the Buyer, not pay any Indebtedness (or any installment thereof) prior to its stated maturity, other than Indebtedness under the Company's bank revolver and term loan in each case in the ordinary course of business and consistent with past practice.

            (e) Not enter into any contractual commitments involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except in each case in the ordinary course of business and consistent with past practice and the 1997 capital expenditure budget previously disclosed by the Seller to the Buyer, but in any event not to exceed $3,500,000 in the aggregate (provided that any individual items over $250,000 will require Buyer's and INFLO's consent, such consent not to be unreasonably withheld).

            (f) Not make any distributions, dividends, loans or advances to stockholders, directors, officers, employees or affiliates, other than (i) advances for travel and other normal business expenses to officers and employees in an aggregate amount outstanding at any one time not to exceed $500,000 and (ii) interest payments due and payable on intercompany loans and payments due and payable for corporate services provided to the Company by the Seller not to exceed $160,000 in the aggregate in any one month.

            (g) Except as set forth on Exhibit 4.1-G, maintain its books of account and records in the same manner, and on the same basis, that they were maintained at and for purposes of the consolidated financial statements of the Company at and for the year ended March 31, 1996 (the "1996 Statements") and in the same manner and on the same basis as they were maintained from April 1, 1995 through March 31, 1996 except to the extent set forth in the notes to the 1996 Statements.

            (h) Comply in all material respects with all applicable laws and regulations of governmental agencies.

            (i) Not sell (including pursuant to sale/leaseback transactions), dispose of or encumber any property or assets, except for transactions (not exceeding $250,000 per transaction and $1,000,000 in the aggregate) or sales of inventory in the ordinary course of business and consistent with past practice, or engage in any activities or transactions, except in the ordinary course of business and consistent with past practice.

            (j) Except as set forth on Exhibit 4.1-J, as required by applicable law or to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, (i) not increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company who are not officers of the Company in the ordinary course of business and consistent with past practice, (ii) not grant any severance or termination pay not currently required to be paid under existing severance plans and arrangements, (iii) not hire, except in the ordinary course of business consistent with past practice and not in the aggregate material (provided that the hiring of any employee or consultant whose annual compensation is expected to be in excess of $100,000 shall not be considered to be in the ordinary course), any new employees or consultants, nor enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company, (iv) except to the extent otherwise permitted by this Paragraph 4.1(j), not establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any past or present directors, officers or employees and (v) not grant or award any option, restricted stock, stock award, phantom share, stock appreciation right or other bonus or benefit not currently required to be granted or awarded under any existing employment agreement.

            (k) Not enter into any transaction with any of its affiliates, other than with respect to accounts payable in the ordinary course of business and consistent with past practice on terms no less favorable than would be negotiated on an arm's-length basis and other than transactions specifically contemplated by this Agreement.

            (l) Not amend its certificate of incorporation or by-laws or the terms of any outstanding security.

            (m) Except as otherwise permitted herein, not amend any contracts or waive any rights under any contracts, except in the ordinary course of business and consistent with past practice.

            (n) Not dissolve or liquidate, or merge or consolidate with or into any other entity.

            (o) Use its best efforts to maintain in force (including necessary renewals thereof) the insurance policies referred to in Paragraph 3.1(x), give reasonable prior notice to INFLO and the Buyer of any cancellation or expiration of any such insurance policy and consult in good faith with INFLO and the Buyer as to any replacement policy.

            4.2 HSR Act. The Seller, the Company, INFLO and the Buyer will each make as promptly as practicable all filings it is required to make under the HSR Act with regard to the transactions which are the subject of this Agreement and each of them will take all reasonable steps within its control (including providing information to the Federal Trade Commission and the Department of Justice) to cause the waiting periods required by the HSR Act to be terminated or to expire as promptly as practicable. The Seller, the Company, INFLO and the Buyer will each provide information and cooperate in all other respects to assist the other of them in making its filings under the HSR Act.

            4.3 Seller's Efforts to Fulfill Conditions. The Seller will use its best efforts to cause (i) all the conditions set forth in Paragraph 5.1 to be fulfilled prior to or at the Closing, provided, however, that such best efforts shall not include any requirement of the Seller or any of its affiliates (including the Company) to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party in connection with attempting to obtain the consents set forth on
Exhibit 3.1-C, and (ii) the Closing to occur on June 4, 1996.

            4.4 INFLO's and Buyer's Efforts to Fulfill Conditions. INFLO and the Buyer will use their respective best efforts to cause (i) all the conditions contained in Paragraph 5.2 to be fulfilled prior to or at the Closing, provided, however, that such best efforts shall not include any requirement of INFLO, the Buyer or any of their affiliates to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party in connection with attempting to obtain the consents set forth on
Exhibit 3.2-C, and (ii) the Closing to occur on June 4, 1996.

            4.5 No Shopping. Until the earlier of the termination of this Agreement or the Closing Date, the Seller shall not, and shall not permit any of its representatives, officers, employees, agents and affiliates of any of the foregoing (collectively, "Agents"), to directly or indirectly (i) solicit, initiate or encourage the submission of any inquiries, indications of interest, proposals or offers from any corporation, partnership, person, entity or group, other than INFLO and the Buyer (collectively, "Third Parties"), concerning the sale of the Shares, or any equity security of, or any other direct or indirect interest in, the Company, the sale of any assets of the Company (other than sales of inventory in the ordinary course of business and consistent with past practice or any matters specifically disclosed in an Exhibit hereto) or any merger, recapitalization or other business combination transaction involving the Company (herein an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding, or enter into any agreements or understandings (whether or not in writing) relating to, any of the foregoing with, or provide any information concerning the Company regarding any of the foregoing to, any Third Parties, or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing. Prior to or promptly following the Closing, if INFLO or the Buyer so requests, the Seller shall use its best efforts to cause the destruction or return of all non-public, confidential or proprietary information concerning the Company provided to potential purchasers of the Company or assets thereof. The Seller will immediately notify INFLO and the Buyer after the receipt by it or any of its Agents of any inquiry, indication of interest, proposal or offer with respect to an Acquisition Proposal by any Third Party and will immediately deliver to INFLO and the Buyer any written documentation relating thereto.

            4.6 Buyer's Efforts to Obtain Financing. The Buyer will use its best efforts to obtain the financing contemplated by the commitments with respect to the Senior Bank Financing on or before the date of this Agreement on the terms contemplated by those commitments.

            4.7 Further Assurances. At any time and from time to time after the Closing, the parties agree to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment, files, books and records, and do all such further acts and things as may be reasonably required to carry out the transactions contemplated hereunder.

            4.8 Resignation of Officers and Directors. Prior to or at the Closing, the Seller will, upon the request of INFLO and the Buyer, obtain the removal or resignation, effective as of the Closing, of each of the directors and officers of the Company so requested.

            4.9 Termination of Access to Bank Accounts. To the extent there are any bank accounts existing prior to the Closing through which funds of the Company are transferred to the Seller and its affiliates (other than the Company) or from which the Seller and its affiliates (other than the Company) have any right to draw funds, the Seller will insure that, effective immediately upon Closing, all such arrangements and rights shall be cancelled, and after the Closing the Seller and its affiliates (other than the Company) shall not take any action to withdraw or transfer funds from such accounts.

            4.10 Prepayment of Indebtedness. Except for Indebtedness described on Exhibit 4.10, the Seller shall prepay simultaneously with or prior to the Closing, all outstanding Indebtedness of the Company. If the Buyer, the Company or any other subsidiary of the Buyer shall be required to pay any amounts to BankAmerica Business Credit, Inc. under the terms of the Termination and Release Agreement, dated as of the date hereof, between the Company and BankAmerica Business Credit, Inc. in respect of any non-payment or dishonor of checks or other similar instruments (as described in Section 6 of such Agreement) after the Company has, for a period of 60 days after the Buyer, the Company or any such subsidiary so pays such amount, used commercially reasonable efforts (which shall not include litigation) to collect amounts owed with respect to such checks or similar instruments, such amounts shall be deemed to be Indebtedness under this Agreement and the Seller shall, upon notice from the Buyer, the Company or any such subsidiary with respect thereto, promptly reimburse the Buyer, the Company or any such subsidiary for all such amounts paid by the Buyer, the Company or any such subsidiary and the Company shall be deemed to have assigned to the Seller all its rights with respect to such amounts, including, without limitation, seeking collection from the debtor under the check or similar instrument giving rise to such payment by the Seller. In addition, if the Seller makes any payment pursuant to Section 7 of such Agreement, then the Company shall be deemed to have assigned to the Seller all its rights with respect to such payment, including, without limitation, seeking collection from the debtor under the check or similar instrument giving rise to such payment by the Seller; provided, however, that the Company shall, for a period of 60 days after the Seller so makes such payment, use commercially reasonable efforts (which shall not include litigation) to collect, for the account of the Seller, the unpaid amount from such debtor.

            4.11 Trademark License. Promptly after the Closing, the Buyer and the Seller agree to negotiate in good faith a license agreement with the Seller, in form and substance reasonably satisfactory to the Buyer and the Seller, providing for the grant by the Buyer to the Seller or any of its affiliates of an exclusive (as to Third Parties but nonexclusive as to the Buyer and its affiliates), nonassignable, royalty-free license to sell cookie and cracker products under the trademarks specified in Exhibit 4.11 in the Philippines for domestic use (which shall not include sales in the Philippines to any U.S. governmental agency) and not for export and which license shall be perpetual (provided, that such license may be terminated by the Buyer (in the case of clause (ii), on no less than six-months prior written notice if the sales for the prior twelve-month period were equal to or more than $3.15 million but less than $3.5 million) if (i) the Seller has not sold any products under such trademarks by the 18 month anniversary of the Closing Date or (ii) on the fifth and each subsequent anniversary of the Closing Date, the sales (for the twelve month period ended on such date) from the products sold under the trademarks covered by such license are not equal to at least $3.5 million), and containing such other customary terms and conditions applicable to agreements of its type.

            4.12 No Additional Representations. (a) INFLO and the Buyer acknowledge that none of the Seller, the Company, any of the Seller's subsidiaries or any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to INFLO, the Buyer and their representatives, except as expressly set forth in this Agreement, and none of the Seller, the Company, any of the Seller's subsidiaries or any other person shall have or be subject to any liability to INFLO, the Buyer or any other person resulting from the distribution to INFLO, the Buyer, or their use of, any such information, including any information, documents or material made available to INFLO and the Buyer in certain "data rooms", management presentations or in any other form in expectation of the transactions contemplated hereby.

            (b) The Seller acknowledges that none of INFLO, the Buyer or any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding INFLO and the Buyer furnished or made available to the Seller and its representatives, except as expressly set forth in this Agreement, and none of INFLO, the Buyer or any other person shall have or be subject to any liability to the Seller or any other person resulting from the distribution to the Seller, or the Seller's use of, any such information, including any information, documents or material made available to the Seller in management presentations or in any other form in expectation of the transactions contemplated hereby.

            4.13 Accrued Vacation. The Buyer shall honor all vacation days accrued by the officers and employees of the Company as of the Closing Date.

            4.14 Buyer Analysis and Other Information. The parties agree and acknowledge that the issues and matters set forth on Exhibit 4.14 were disclosed or reported to the Buyer and INFLO prior to the completion of the audit of the Company's financial statements for the year ended March 31, 1996; provided, however, that such issues and matters (other than those identified thereon with an asterisk, to the extent applicable) may not be asserted by the Seller to constitute scheduled exceptions to the representations contained in Paragraph 3.1(i).

            4.15 Net Operating Loss. The Seller agrees that it will not, and that it will cause its direct and indirect subsidiaries not to, on or prior to March 31, 1997, (i) take any non-operational actions out of the ordinary course of business (including, without limitation, sales or transfers of real property) that would have the effect of reducing the Company's net operating losses or alternative minimum tax credits or (ii) take any operational actions out of the ordinary course of business with the primary intention of reducing the Company's net operating losses or alternative minimum tax credits. Each of INFLO and the Buyer agree and acknowledge that the Seller has not made any representation or, except as expressly set forth in the first sentence of this Paragraph 4.15, any covenant with respect to any net operating losses or alternative minimum tax credits of the Company or the use thereof, and that the utilization of any such tax assets by the Seller or any of its affiliates on or prior to March 31, 1997 shall not give rise to any claims under this Agreement.

            4.16 Insurance. (a) From and after the Closing, Seller shall retain the right to make claims and receive recoveries, for the benefit of the Company under the [insurance policy] (as to which the Company is a named insured but not the primary insured) (the "Seller's Insurance Policy"), to the extent covering any loss, liability, claim, damage or expense relating to the assets, business, operations, conduct, products and employees (including former employees) of the Company that relates to or arises out of occurrences prior to the Closing (a "Claim"). Seller agrees to use its best efforts so that the Company shall have the right, power and authority, subject to any required consent of the carrier under the Seller's Insurance Policy, in its own name or in the name of Seller, to make directly any Claims under the Seller's Insurance Policy and to receive directly recoveries thereunder.

            (b) The Company agrees to reimburse, indemnify and hold Seller harmless for any reasonable out-of-pocket costs and expenses (not including normal internal administrative expenses) incurred after the Closing Date to carry out any obligations pursuant to this Paragraph 4.16 or as a result of Claims being made by the Company (including without limitation the $50,000 per occurrence Claim deductible under the Seller's Insurance Policy (the "Deductible")); provided that it is understood and agreed that the Seller's Insurance Policy is fully paid for all periods through the Closing Date and no additional premiums (retrospective or otherwise) or premium increases or adjustments will be payable by the Company hereunder in connection with the Seller's Insurance Policy; and provided further that the provisions of this Paragraph 4.16 will not eliminate the right of Buyer to assert that the payment of such costs and expenses or the payment of other amounts contemplated by this Paragraph 4.16 in respect of Claims (including deductibles and/or gaps as provided below) constitute Losses for purposes of the indemnity provisions contained in Article VII of this Agreement. The Company will pay and bear the Deductible and any gaps in or limits on coverage applicable to a Claim under the Seller's Insurance Policy, after taking into account the effect of any prior claim payments under the terms of such Seller's Insurance Policy; it being understood that in light of the aggregate coverage limits existing under the Seller's Insurance Policy which apply to the aggregate of Claims and, in the case of Seller, its claims under such policy, each of Seller and the Company (and each of their respective affiliates) will act only in the ordinary course and in good faith with respect to the making and timing of Claims or, in the case of Seller, such claims, and not with the intention of depriving the other of access to the remaining coverage under the Seller's Insurance Policy. In the event that any legal action, arbitration, negotiation or other proceeding is required for the Company to assert coverage against any insurer or to perfect its Claim, (i) the Company shall, to the extent possible, do so at its own expense or (ii) if the Company is not permitted to assert coverage or perfect a Claim, Seller shall do so, and, in either event, the Company shall hold harmless and indemnify Seller and its affiliates for any costs and expenses that they incur because of such action (other than the incurrence of normal internal administrative expenses).

            (c) The Seller shall (i) cooperate fully with the Buyer and the Company in submitting Claims on behalf of the

Company under the Seller's Insurance Policy, (ii) execute and deliver to the Buyer and the Company any and all agreements and other documents, including reporting to the Buyer quarterly the amount of the cumulative impairment to the aggregate limits under such insurance policy, and including the execution of limited powers of attorney, on behalf of the Company, which are reasonably necessary or appropriate in connection with any of the foregoing, including, without limitation, the assignment to the Company of any right to receive payments under such policy with respect to Claims in the event consent to such assignment is obtained from the insurer, and (iii) to pay promptly over to the Company any and all amounts received by Seller or its affiliates under such policies with respect to Claims.

            (d) Seller shall retain custody of the Seller's Insurance Policy and any and all service contracts, claim settlements and all other insurance records relating thereto (except to the extent that the carrier provides copies of such information directly to the Buyer) and Buyer and the Company shall have access to and the right to make copies of all such documents and records upon the reasonable request to Seller. If Seller desires to destroy any such policies or records it shall first notify Buyer who shall have the right to cause the same to be delivered to it upon reimbursing Seller for reasonable out-of-pocket handling and shipping expenses.

            (e) Seller agrees that, with respect to coverage of occurrences prior to the Closing, it shall take no action to cause, and shall use its best efforts to prevent, the Seller's

Insurance Policy or the coverage provided to the Company thereunder from being terminated or voided or reduced in any way (other than as a result of the making of good faith claims as contemplated by paragraph (b) above). If Seller receives notice of any such termination, voiding or reduction of such policy or any written notice under the Seller's Insurance Policy which relates to a Claim or is otherwise reasonably relevant to the Company, Seller shall advise and send a copy to Buyer promptly.

            (f) Buyer acknowledges that Seller and its affiliates shall have no responsibility for obtaining any insurance covering any loss, liability, claim, damage or expense relating to the assets, business, operations, conduct, products and employees (including former employees) of the Company that relates to or arises out of occurrences subsequent to the Closing, including, without limitation, under the Seller's Insurance Policy.


                                    ARTICLE V

                         CONDITIONS PRECEDENT TO CLOSING

            5.1 Conditions to INFLO's and Buyer's Obligations. The obligations of INFLO and the Buyer at the Closing are subject to satisfaction of the following conditions (any or all of which may be waived by INFLO and the Buyer):

            (a) The representations and warranties of the Seller contained in this Agreement will be true and correct in all material respects at the Closing Date with the same effect as though made on that date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), and the Seller will have delivered to INFLO and the Buyer a certificate dated that date and signed by the President or a Vice President of the Seller to that effect.

            (b) The Seller will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled prior to or at the Closing, and the Seller will have delivered to INFLO and the Buyer a certificate dated that date and signed by the President or a Vice President of the Seller to that effect.

            (c) No order will have been entered by any court or governmental or regulatory authority and be in force which invalidates this Agreement or restrains INFLO or the Buyer from completing the transactions which are the subject of this Agreement.

            (d) The applicable waiting periods under the HSR Act shall have expired or been terminated.

            (e) The Buyer shall have received evidence reasonably acceptable to it that each of the consents set forth on Exhibit 3.1-C have been obtained, except consents the absence of which would not individually or in the aggregate have a Material Adverse Effect. Each of INFLO and the Buyer waive all claims it may have against the Seller for any Losses incurred because or resulting from or arising out of the failure of the Seller to have obtained the consent of Fleet Credit Corporation referenced in Exhibit 3.1(c).

            (f) The sale of the Shares contemplated by this Agreement shall have been approved by a resolution of the sole shareholder of the Seller.

            (g) The Buyer shall have obtained, on terms and conditions not materially less favorable to the Buyer as those contemplated by the written financing commitments described in Paragraph 4.6, the proceeds of the Senior Bank Financing.

            (h) The consent to this Agreement and the transactions contemplated hereby (including, without limitation, the financing of the purchase of the Shares) of (i) the Required Lenders under, and as defined in, the Credit Agreement, dated as of January 26, 1996, among Keebler Holding Corp., The Bank of Nova Scotia, as administrative agent, and various financial institutions, as lenders (the "Credit Agreement"), and (ii) the Required Purchasers under, and as defined in, the Nomura Sub Debt Agreement, shall have been obtained by INFLO and the Buyer.

            (i) INFLO and the Buyer will have received an opinion from each of
      (x) Hale, Lane, Peek, Dennison, Howard, Anderson and Pearl, Nevada counsel to the Seller, to the effect that (i) the Seller has been duly incorporated and is validly existing under the laws of the State of Nevada; (ii) the Seller has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement; (iii) all corporate actions necessary to authorize the Seller to enter into this Agreement and carry out the transactions contemplated by it have been taken; (iv) this Agreement and the other agreements to be executed by the Seller pursuant hereto have been duly executed by the Seller; (v) the Shares have been duly authorized and issued and are fully paid and non-assessable; and (vi) neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate the Certificate of Incorporation or by-laws of the Seller or the Company and (y) Cravath, Swaine & Moore, counsel to the Seller, to the effect that (i) this Agreement and the other agreements to be executed by the Seller pursuant hereto are valid and binding agreements of the Seller, enforceable against the Seller in accordance with their terms, except to the extent enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding at law or at equity) and an implied covenant of good faith and fair dealing and (ii) no governmental filings, authorizations, approvals or consents, or other governmental actions, other than filings and the termination or expiration of the waiting periods under the HSR Act (which has occurred), are required to permit the Seller to fulfill all its obligations under this Agreement or such other agreements.

            (j) The Seller shall have delivered to INFLO and the Buyer documents contemplated by Section 1445 of the Code to establish that it is not a foreign person within the meaning of Section 1445 of the Code.

            (k) The service arrangement between the Company and the Seller referred to in Paragraph 4.1(f) shall have been terminated and the Seller shall have no further right to receive any payments therefrom.

            (l) The Seller shall have duly executed and delivered each of the Escrow Agreement and the GFI Stockholder's Agreement and the Escrow Agent shall have duly executed and delivered the Escrow Agreement; each such agreement shall be in full force and effect; and each of the Seller and the Escrow Agent shall have complied with all obligations required of it as of the Closing Date under each such agreement to which it is a party.

            (m) Buyer shall have received evidence reasonably satisfactory to it that, upon its payment on behalf of Seller as part of the Cash Purchase Price to Industrial Indemnity Company of $513,428, the Company, as a named insured, will have a fully paid Workmen's Compensation policy covering existing claims and future claims in respect of occurrences from 12/15/92 through 12/15/95 with no retrospective premium, contingent surcharge, policyholder dividend or similar future costs to the Company.

            5.2 Conditions to Seller's Obligations. The obligations of the Seller at the Closing are subject to the following conditions (any or all of which may be waived by the Seller):

            (a) The representations and warranties of the Buyer contained in this Agreement will be true and correct in all material respects at the Closing Date with the same effect as though made on that date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), and the Buyer will have delivered to the Seller a certificate dated that date and signed by the President or a Vice President of the Buyer to that effect.

            (b) Each of INFLO and the Buyer will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled prior to or at the Closing, and the Buyer will have delivered to the Seller a certificate dated that date and signed by the President or a Vice President of the Buyer to that effect.

            (c) No order will have been entered by any court or governmental or regulatory authority and be in force which invalidates this Agreement or restrains the Seller from completing the transactions which are the subject of this Agreement.

            (d) The Seller will have received an opinion from Simpson Thacher & Bartlett, counsel to INFLO and the Buyer, to the effect that (i) each of INFLO and the Buyer has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware; (ii) the Buyer has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement; (iii) all corporate actions necessary to authorize each of INFLO and the Buyer to enter into this Agreement and carry out the transactions contemplated by it have been taken; (iv) this Agreement and the other agreements to be executed by the Buyer or INFLO pursuant hereto have been duly executed by each of INFLO and the Buyer (as applicable) and are valid and binding agreements of each of INFLO and the Buyer, enforceable against each of them in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing; (v) neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this

      Agreement or by any document to be delivered in accordance with this Agreement will violate the Certificate of Incorporation or by-laws of INFLO or the Buyer; and (vi) no governmental filings, authorizations, approvals or consents, or other governmental actions, other than filings and the termination or expiration of the waiting periods under the HSR Act (which has occurred), are required to permit INFLO and the Buyer to fulfill all their obligations under this Agreement or any such other agreement.

            (e) Each of the Buyer, INFLO and the Escrow Agent shall have duly executed and delivered to the Seller the Escrow Agreement and the Buyer shall have delivered the certificates referred to in Paragraph 2.3(a) and the Warrant and INFLO shall have duly executed and delivered to the Buyer each of such certificates and the Warrant and INFLO, Artal and Flowers shall have duly executed and delivered the GFI Stockholder's Agreement; each such agreement and instrument shall be in full force and effect; and each of INFLO, the Buyer, Artal, Flowers and the Escrow Agent shall have complied with all obligations required of it as of the Closing Date under each such agreement and instrument to which it is a party.

            (f) The applicable waiting periods under the HSR Act shall have expired or been terminated.

            (g) The Seller shall have received evidence reasonably satisfactory to it that each of the consents set forth in Exhibit 3.2(c) has been obtained.



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                                                                              56




                                   ARTICLE VI

                                   TERMINATION

            6.1 Right to Terminate. This Agreement may be terminated at any time prior to the Closing:

            (a) By mutual consent of INFLO and the Buyer, on the one hand, and the Seller, on the other hand.

            (b) By either INFLO and the Buyer, on the one hand, or the Seller, on the other hand, if, without fault of the terminating party, the Closing does not occur on or before July 15, 1996.

            (c) By INFLO and the Buyer upon any breach of the covenants contained in Paragraph 4.5.

                  6.2 Effect of Termination. (a) In the event of termination by the Seller, on the one hand, or INFLO and the Buyer, on the other hand, pursuant to Paragraph 6.1, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party.

            (b) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Paragraph 6.2, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) this Paragraph 6.2, (ii) Article VIII relating to finder's fees and broker's fees, (iii) Paragraph 9.1 relating to certain expenses, (iv) Paragraph 9.2(a) relating to confidential information and data and (v) Paragraph 9.4 relating to publicity. Nothing in this



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      Paragraph 6.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement (including, without limitation, Paragraph 4.5) or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

                                   ARTICLE VII

                                 INDEMNIFICATION

            7.1 Indemnification Against Loss Due to Inaccuracies in Seller's Representations and Warranties, Etc. The Seller indemnifies INFLO and the Buyer against, and agrees to hold INFLO and the Buyer harmless from, all losses, costs, damages, liabilities, claims, demands, judgments, settlements and expenses of any nature whatsoever, governmental or non-governmental (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) (collectively, "Losses") incurred directly or indirectly because or resulting from or arising out of (i) the fact that any matter which is the subject of a representation or warranty contained in Paragraph 3.1 is not as represented or warranted or the failure of the Seller to fulfill in any respect any of its obligations under this Agreement (other than any of the Obligations (as defined below)) which is required to be fulfilled before or after the Closing Date, but only to the extent of the amount, if any, by which such Losses, together with all Losses under Paragraph 7.4, computed as provided in Paragraph 7.8, exceed in total $2.0 million (provided that any claim for indemnification made with respect to any



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                                                                              58



matter which is the subject of a representation or warranty contained in Paragraph 3.1(a), 3.1(b), 3.1(d), 3.1(f), 3.1(h), 3.1(r), 3.1(y), the first sentence of Paragraph 3.1(e), clause (ii) of the first sentence of Paragraph 3.1(j) to the extent that such clause relates to Paragraph 4.1(f) or 4.1(k), or the third sentence of Paragraph 3.1(j) (collectively, the "Non-Limited Representations"), shall not be subject to any limitations as to amount), or
(ii) the failure of the Seller to fulfill in any respect any of its obligations under Paragraphs 1.1, 1.2, 2.2, 2.4, 4.7, 4.8, 4.9, 4.10, 4.11, 4.15, 4.16,
5.1(k), 5.1(l), 5.1(m), 8.1, 9.1, 9.2, 9.3 and 9.9 and the second sentence of
Paragraph 4.5 of this Agreement which is required to be fulfilled before or after the Closing (collectively, the "Obligations"); provided, that this Paragraph 7.1 shall not be applicable to Losses incurred because or resulting from or arising out of any breach of a representation or warranty relating to environmental, health or safety matters or Income Taxes to the extent Paragraphs
7.4 and 7.5, respectively, are applicable.

            7.2 Indemnification Against Loss Due to Inaccuracies in Buyer's Representations and Warranties, Etc. The Buyer indemnifies the Seller against, and agrees to hold the Seller harmless from, all Losses incurred directly or indirectly because or resulting from or arising out of (i) the fact that any matter which is the subject of a representation or warranty contained in Paragraph 3.2 is not as represented or warranted or the failure of INFLO or the Buyer to fulfill in any respect any of its obligations under this Agreement (other than any of the Buyer



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Obligations (as defined below)) which is required to be fulfilled before or after the Closing Date (but only to the extent of the amount, if any, by which such Losses, computed as provided in Paragraph 7.8, exceed in total $270,000 and do not exceed in total $4.5 million) (provided that any claim for indemnification made with respect to any matter which is the subject of a representation or warranty contained in Paragraph 3.2(a), (b), (f) or (h) shall not be subject to any limitations as to amount (the "Buyer Non-Limited Representations")), or (ii) the failure of INFLO or the Buyer to fulfill in any respect any of its obligations under Paragraphs 1.1, 1.2, 1.3, 2.3, 2.4, 4.7, 4.11, 4.13, 4.16, 5.2(e), 8.1, 9.1, 9.2, 9.3 and 9.9 of this Agreement which is required to be fulfilled before or after the Closing (collectively, the "Buyer Obligations").

            7.3 Limit on Claims. (a) Any claim for indemnification under Paragraph 7.1, 7.2 or 7.4 or otherwise under this Agreement (except as set forth in the proviso to this sentence) must be made by notice as provided herein not later than the date which is 18 months after the Closing Date, provided that any claim for indemnification made under Paragraph 7.6, 7.7 or 8.1 or with respect to any matter which is the subject of any Non-Limited Representation (other than the Non-Limited Representation which is the subject of the representation and warranty contained in Paragraph 3.1(r)) or any Buyer Non-Limited Representation or any Obligation or any Buyer Obligation may be made at any time, and any claim for indemnification made under Paragraph 7.5 or with respect to any matter which is the subject



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                                                                              60



of a representation or warranty contained in Paragraph 3.1(r) may be made in the time periods specified in Paragraph 7.5.

            (b) After the Closing, the indemnification in Paragraphs 7.1, 7.2, 7.4, 7.5, 7.6 and 7.7, as the case may be, and any other indemnification or guarantee expressly provided in this Agreement and the terms of any other agreements or documents delivered pursuant to this Agreement will be the sole and exclusive remedy of INFLO and the Buyer, or the Seller, as the case may be, with respect to any and all Losses incurred directly or indirectly because or resulting from or arising out of this Agreement, the transactions contemplated hereby, the Company or its assets, liabilities and businesses (other than claims of, or causes of action arising from, fraud). In furtherance of the foregoing, each of the Seller, on the one hand, and INFLO and the Buyer, on the other hand, hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than as contemplated by the preceding sentence) it may have against the other party, their affiliates (including, without limitation, the Guarantors) and their respective officers, directors, employees, stockholders, agents and representatives which arise under or are based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation (including any such relating to environmental matters) and which are with respect to such Losses.

            (c) Any indemnity obligation of the Seller pursuant to clause (i) of Paragraph 7.1 or Paragraph 7.4 or otherwise under this Agreement (except as set forth in the proviso to this



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                                                                              61



sentence) shall be satisfied solely and exclusively out of the remaining assets held, if any, in the Escrow Account, in the manner specified in the Escrow Agreement; provided, however, that any indemnity obligation of the Seller under Paragraph 7.5, 7.6 or 8.1 or with respect to any matter which is the subject of a Non-Limited Representation or an Obligation, shall not be limited to such remaining assets held in the Escrow Account and INFLO and the Buyer may seek satisfaction of such obligation, in whole or in part, from the Escrow Account (in the manner specified in the Escrow Agreement) and/or directly from, and with full recourse to, the Seller.

            7.4   Environmental Indemnification.

            (a) The Seller indemnifies INFLO and the Buyer against, and agrees to hold INFLO and the Buyer harmless from, all Losses of the Company, incurred directly or indirectly because of: (i) any violation of, or condition that will give rise to liability under, any Environmental Law, which violation or condition cannot be identified as having first arisen after the Closing Date, provided that any lack of compliance with any requirement imposed by any Environmental Law shall constitute a violation subject to this clause (i) regardless of whether such lack of compliance is required to be remedied by the Closing Date; or (ii) any claim against INFLO, the Buyer or the Company with respect to any such asserted violation or condition; provided that, in any case, within eighteen months of the Closing Date, INFLO or the Buyer notifies the Seller in writing of such violation, condition or claim (and, in the case of such claim,



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                                                                              62



provides the Seller with a copy thereof); and provided further that the Seller shall not have any liability under this Paragraph 7.4 with respect to any of the matters or conditions disclosed on Exhibit 3.1-V.

            (b) With respect to notices of matters covered pursuant to clause
(a) (i) above, such notice shall in reasonable detail summarize the nature of the violation or condition involved, including the laws and regulations involved or under which liability arises. With respect to remediation costs that are among any Losses for which indemnification is sought pursuant to clause (a)(i) or (a)(ii) above, INFLO, the Buyer and the Company shall be entitled to reimbursement for their reasonable out-of-pocket costs of remediating in a reasonably cost-efficient manner the violation or condition giving rise to such Losses, but only to the extent: (A) necessary to eliminate such violation or to render such condition in compliance with any Environmental Law or any requirement that is imposed by any governmental authority with jurisdiction pursuant to any Environmental Law over the matter (it being agreed that to the extent a governmental authority has taken jurisdiction over the remediation of such violation or condition, remediation for such violation or condition will be limited to any such remediation that renders such violation or condition in compliance with any such requirement), and (B) if the property involved is real property occupied by the Company under a lease, the cost is not borne or reimbursed by the owner or a prior tenant of the real property. For purposes of clause (a)(i) above and in applying the foregoing



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                                                                              63



sentences, the costs of remediating a violation or condition will include, without limitation, the direct cost of the remediation and all costs of investigations, studies, tests, or similar items (provided that the cost of any investigation, study, test, or similar item shall not be considered a cost of remediation to the extent it is undertaken to identify the existence of violations or conditions subject to indemnification under clause (a)(i) above and fails to identify such violations or conditions and is not required by any Environmental Law or governmental authority).

            (c) The Seller will be required by this Paragraph 7.4 to indemnify or reimburse INFLO, the Buyer and the Company only to the extent of the amount, if any, by which such Losses under this Paragraph, together with all Losses under Paragraph 7.1(i) (excluding any Losses with respect to the Non-Limited Representations), computed as provided in Paragraph 7.8, exceed in total $2.0 million. The Seller will not have any liability or obligation hereunder because of any violation of, or condition that will give rise to liability under, any Environmental Law other than as provided in this Paragraph (and in Paragraph 7.1 as a result of a breach of the representation and warranty set forth in Paragraph 3.1(v)), and the Buyer agrees to indemnify the Seller and its affiliates against, and to hold them harmless from, all Losses incurred directly or indirectly because of any such matters, except to the extent that the Seller has obligations under the preceding provisions of this Paragraph 7.4 (or under Paragraph 7.1 as a result of a breach of the representation and warranty set forth in Paragraph 3.1(v)).

            (d) The Buyer, acting in good faith, shall meaningfully consult reasonably in advance with the Seller and give reasonable consideration to the Seller's requests and other input with respect to: (i) the scope and type of any action to be taken or implemented in response to a violation, condition or claim for which indemnity is being or will be sought from the Seller under Paragraph
7.4 ("Environmental Action"); (ii) the selection of consultants, contractors and other third-parties with respect to any Environmental Action; and (iii) the form and substance of any plan, report or submission to be transmitted to any governmental authority regarding any Environmental Action (including with respect to the scope and type of Environmental Action) (it being understood that in the event that after such consultation and consideration, there is any disagreement between the Buyer and the Seller with respect to the matters set forth in clauses (i) through (iii), the Buyer shall, notwithstanding Seller's requests and input, be permitted to take such action as the Buyer is otherwise permitted to take hereunder). Seller and its employees and agents shall maintain as confidential, to the full extent permitted by law, any non-public information exchanged or obtained in the course of such consultation or pursuant to the following sentence. In addition, the Buyer shall (A) retain and (upon the Seller's request) provide to the Seller any records and information which are reasonably relevant to any violation, condition or claim for which indemnity is being sought from the Seller under Paragraph 7.4 (including, without limitation, plans, reports and submissions transmitted to governmental authorities), (B) provide the Seller, during normal business hours and upon prior request, reasonable access at Seller's sole risk to any real or personal property as to which any violation, condition or claim for which indemnity is being sought from the Seller under Paragraph 7.4 relates and (C) make employees of INFLO, the Buyer, the Company and their respective affiliates available on a mutually convenient basis to provide reasonable additional information and explanation of any material provided hereunder. The Seller shall permit one or more representatives of INFLO, the Buyer or the Company to accompany the Seller at any time the Seller obtains such access and, upon request, promptly shall provide to INFLO and the Buyer any information the Seller obtains arising out of such access.

            7.5 Payment of Taxes.

            (a) The Seller will indemnify and reimburse INFLO, the Buyer and the Company for all Income Taxes of, or payable by, the Company with regard to any periods ended on or before the Closing Date and for the portion described below of Income Taxes with regard to periods which include the Closing Date (and the Seller shall pay all Income Taxes due with respect to such periods). As used in this Agreement, the term "Income Taxes" means all net income, gains, franchise and similar Taxes measured by income or gains of an entity. The Buyer will cause the Company to promptly pay over to the Seller all refunds of Taxes relating to periods ended on or before the Closing Date and the portion described below of refunds of Taxes relating to periods which include the Closing Date (whether such Taxes were paid before or after the



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                                                                              66



Closing Date). INFLO and the Buyer agree and acknowledge that any write-down of tax receivables reflected, or other adverse effect, on the Company's financial statements as a result of the Seller's entitlement to or receipt of any refund of Taxes pursuant to this Paragraph 7.5(a) shall not give rise to any claim against the Seller or the Guarantors under this Agreement. With regard to any period which begins before but ends after the Closing Date, the amount for which the Seller will reimburse INFLO, the Buyer or the Company (or refund to which the Seller will be entitled) will be the amount for which the Seller would have been required to reimburse INFLO, the Buyer or the Company (or refund to which the Seller would have been entitled) if the applicable taxable years of the Company which began before the Closing Date had ended on the Closing Date. If INFLO and the Buyer, on the one hand, and the Seller, on the other hand, cannot agree on such amount, the amount will be determined by Arthur Andersen LLP, whose expenses shall be borne equally by the Buyer and the Seller and whose determination will bind INFLO, the Buyer and the Seller.

            (b) The Buyer agrees to give the Seller prompt written notice of its receipt of oral or written notice of any Tax examinations, claims, settlements, proposed adjustments or related matters that may affect the Seller's obligations or entitlements under Paragraph 7.1 (but only with respect to the Non-Limited Representation which is the subject of any representation or warranty contained in Paragraph 3.1(r)) or 7.5(a). The Buyer will cause the Company to give the Seller complete control over the preparation and filing of Tax Returns, and amendments of Tax Returns, relating to Taxes of the Company with respect to periods ending on or before the Closing Date, and all audits or other examinations by any Taxing authority relating to any deficiency or other adjustment asserted with regard to such Tax Returns, provided, however, that the Seller shall not, without the prior written consent of INFLO and the Buyer (which shall not be unreasonably withheld or delayed), settle or compromise any Tax contest or claim that would reasonably be expected to adversely affect INFLO, the Buyer or the Company with respect to any period ending after the Closing Date. INFLO and the Buyer, on the one hand, and the Seller, on the other hand, shall jointly control the preparation and filing of Tax Returns, and amendments of Tax Returns, relating to periods beginning before and ending after the Closing Date and all audits of such Tax Returns; provided, however, that INFLO and the Buyer shall not, without the prior written consent of the Seller (which shall not be unreasonably withheld or delayed), settle or compromise any Tax contest or claim that would reasonably be expected to adversely affect the Seller with respect to any period ending on or before the Closing Date. INFLO and the Buyer shall control the preparation and filing of amendments to and audits of all other Tax Returns. The Buyer will cause the Company to cooperate with the Seller and its representatives in all reasonable ways in connection with the preparation or amendment of Tax Returns and audits of Tax Returns relating to Taxes for which the Buyer or the Company is entitled to reimbursement under Paragraph 7.1 (but



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                                                                              68



only with respect to the Non-Limited Representation which is the subject of any representation or warranty contained in Paragraph 3.1(r)) or under this Paragraph (including Tax Returns or amendments which will result in refunds of Taxes). At the request of the Seller, the Buyer will cause the Company to make available to the Seller the assistance of the employees of the Company listed on
Exhibit 7.5 (the "Pre-Closing Tax Employees"), or other employees of the Company approved by the Seller, to prepare Tax Returns relating to periods ending on or before the Closing Date under the supervision of the Seller, in which case the Seller will reimburse the Company for its reasonable costs (including reimbursement of the salaries of its employees on a per diem basis) of preparing such Tax Returns.

            (c) If at any time before all the Tax Returns of the Company relating to periods ending on or before the Closing Date have been filed, the Buyer determines to terminate the employment of any Pre-Closing Tax Employee,
(i) the Buyer will, or will cause the Company to, give the Seller at least 15 days' notice of its intention to terminate the employment of the Pre-Closing Tax Employee before carrying out that termination of employment and (ii) if the Seller agrees to reimburse the Company for all the compensation of the Pre-Closing Tax Employee (including non-salary employee costs) between the date specified in the notice and the date the employment of the Pre-Closing Tax Employee is terminated with the consent of the Seller, the Company will (x) continue to employ the Pre-Closing Tax Employee until a date consented to by the Seller and (y) assign the

Pre-Closing Tax Employee exclusively to preparing, under the supervision of the Seller or its designee, Tax Returns and amendments to Tax Returns, and assisting the Seller in connection with audits of Tax Returns, relating to Taxes of the Company and for periods ending on or before the Closing Date.

            (d) INFLO, the Buyer and the Company may make a claim for indemnity and reimbursement pursuant to Paragraph 7.1 (but only with respect to the Non-Limited Representation which is the subject of any representation or warranty contained in Paragraph 3.1(r)) or 7.5(a) hereunder at any time prior to 90 days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

            (e) If there is an audit adjustment to any item reported on any Tax Return pertaining to Taxes subject to indemnification under Paragraph 7.1 (but only with respect to the Non-Limited Representation which is the subject of any representation or warranty contained in Paragraph 3.1(r)) or 7.5(a) of this Agreement, which adjustment results in an increase in the Taxes payable by the Seller, and such adjustment results in a corresponding adjustment to items reported on a Tax Return relating to a taxable period ending after the Closing Date with the result that the Taxes payable either by the Company or any consolidated group of companies of which the Company is a member are reduced, or a refund of Taxes for the period ending after the Closing Date is increased, the Buyer shall cause the Company to promptly pay the Seller the amount by which such Taxes are reduced or such refunds are increased. Prior to the receipt of any indemnity payment pursuant to Paragraph 7.5(a), the Buyer shall provide to the Seller a written acknowledgement of its obligation under this Paragraph 7.5(e) to promptly pay the Seller the amount referred to in the preceding sentence.

            (f) The Buyer and the Seller shall each pay one-half of all transfer taxes and sales taxes arising out of or in connection with the transactions contemplated by this Agreement ("Transfer Taxes").

            (g) The Tax Sharing Agreement dated as of August 4, 1993, by and among the Seller, the Company and certain other affiliates of the Seller, shall terminate and be of no further force and effect on the Closing Date with respect to the Company.

            (h) Notwithstanding anything to the contrary contained in this Agreement, the Seller acknowledges that the utilization of any net operating losses or alternative minimum tax credits by the Company in any tax period shall not give rise to any claims against INFLO, the Buyer or the Company under this Agreement.

            7.6 Indemnification Against Liabilities or Obligations Relating to the Seller and Subsidiaries and Affiliates of the Seller (Other than the Company). The Seller indemnifies INFLO, the Buyer and the Company against, and agrees to hold each of them harmless from, all Losses related to or arising as a result of, the assets, business, operations, conduct, products and employees (including retired employees and pension plans, post-retirement obligations and other employee plans) of, and the liabilities created or obligations required to be fulfilled with regard to, the Seller or any subsidiary or affiliate of the Seller (other than the Company), including, without limitation, Bell Brands Snack Foods, Inc. and Blue Bell Snack Foods, Inc. (each a "Bellco"), but in any event only to the extent that such Losses result from Third-Party Claims (as defined in Paragraph 7.10) against INFLO, the Buyer or the Company, and excluding (i) any matter, liability or obligation under this Paragraph 7.6 with respect to the leases identified on Exhibit 3.1-N hereto as "Bell Brands Whse." under the column entitled "Lease/Title") and (ii) any claims made after the Closing Date for pension, welfare or other benefits under Company Plans or Multiemployer Plans by or on behalf of employees or former employees (or their eligible dependents) of the Bellcos (including such employees of the Company to the extent employed by the Bellcos during the time the Bellcos were divisions of the Company). Each of INFLO and the Buyer hereby waive, to the fullest extent permitted by law, any and all rights, claims and causes of action it may have against the Seller or its subsidiaries or affiliates (including, without limitation, the Bellcos) with respect to obligations of or the payments made by the Company or the Bellcos under the vehicle leases set forth on Exhibit 7.6 and claims for trade receivables due (whether or not written off on the Company Financial Statements) from either of the Bellcos.

            7.7 Company's Indemnification Against Liabilities or Obligations.
(a) The Buyer indemnifies the Seller and each of its affiliates against, and agrees to hold each of them harmless from, all Losses related to, or arising as a result of, the assets, business, operations, conduct, products and employees (including retired employees and pension plans, post-retirement obligations and other employee plans) of, and the liabilities created or obligations required to be fulfilled with regard to, the Company on or after the Closing Date and (b) the Company indemnifies the Seller and each of its affiliates against, and agrees to hold each of them harmless from, all Losses related to, or arising as a result of, the assets, business, operations, conduct, products and employees (including retired employees and pension plans, post-retirement obligations and other employee plans) of, and the liabilities created or obligations required to be fulfilled with regard to, the Company prior to the Closing Date, in the case of each of (a) and (b), (1) only to the extent that such Losses result from Third-Party Claims against the Seller or such affiliates and (2) other than with respect to (i) any Losses for which the Seller has expressly agreed to indemnify INFLO and the Buyer under this Agreement, (ii) the terms of any other agreements delivered pursuant to this Agreement and (iii) claims of, or causes of action arising from, fraud.

            7.8 Computation of Loss. Whenever the Company or the Seller (the "Indemnifying Party") is required to indemnify another party hereunder (the "Indemnified Party") against, and hold the Indemnified Party harmless from, or to reimburse the Indemnified Party for, any item of Loss, the Indemnifying Party will pay the Indemnified Party the amount of the Loss, including all Federal (but not state or local) corporate income or gains taxes, or similar Taxes, resulting from the payment net of (i)



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                                                                              73



the Net Proceeds of any insurance policy paid to the Indemnified Party with respect to such Loss prior to the indemnification payment and (ii) any Tax Benefit actually received by the Indemnified Party with respect to such Loss prior to the indemnification payment. For purposes of this Paragraph 7.8, (A) "Net Proceeds" shall mean the insurance proceeds actually received, less any deductibles, co-payments or other payment obligations (including attorneys' fees and other costs of collection) that relates to or arises from the making of the claim for indemnification and (B) "Tax Benefit" shall mean any refund of Income Taxes paid or any actual reduction in the amount of Income Taxes which would otherwise be paid currently, in each case computed by assuming that the tax attribute resulting from such Loss results in a refund or in an actual reduction in income Taxes only after all the other tax attributes of the Indemnified Party have been utilized, provided, that no Tax Benefit shall be deemed to have occurred while a reasonable possibility exists of a challenge by any federal, state or local tax authority. If any Indemnified Party receives a Tax Benefit or Net Proceeds after an indemnification payment is made which relates thereto, the Indemnified Party shall promptly repay to the Indemnifying Party such amount of the indemnification payment as would not have been paid had the Tax Benefit or Net Proceeds reduced the original payment (any such repayment shall be a credit against any applicable indemnification basket or cap set forth in this Article
VII) at such time or times as and to the extent that such Tax Benefit or Net Proceeds is actually received. Prior to the



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                                                                              74



receipt of any indemnity payment under this Agreement, the Indemnified Party shall provide to the Indemnifying Party a written acknowledgement of its obligation under this Paragraph 7.8 to repay to the Indemnifying Party any Tax Benefit or Net Proceeds realized with respect to the related indemnity payment or Loss.

            7.9 Adjustment to Purchase Price. The parties agree to treat all payments made under this Article VII or under other indemnity provisions of this Agreement as adjustments to the Purchase Price for Tax purposes.

            7.10 Procedures Relating to Third Party Claims (other than Environmental and Tax Claims). (a) In order for any party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement because or resulting from or arising out of a third-party claim made by any party against the indemnified party (other than a claim as to which Paragraph
7.4 or 7.5 applies, procedures for which are specified in such Paragraphs) (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 10 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed



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to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by, or otherwise under the control or in the possession of, the indemnified party relating to the Third Party Claim.

            (b) If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably acceptable to the indemnified party. Should the indemnifying party so assume the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that the indemnified party shall have the right to employ counsel, separate from the counsel employed by the indemnifying party, if it reasonably determines that representation by the same counsel would be inappropriate under applicable standards of appropriate conduct due to actual or potential differing interests between them, and in that event the fees and expenses of such separate counsel shall be paid by the indemnifying party. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying



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party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the parties hereto shall cooperate in good faith in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide reasonable additional information and explanation of any material provided hereunder. Subject to the proviso hereto, if the indemnifying party chooses to defend or prosecute any Third Party Claim, the indemnified party will enter into any settlement, compromise or discharge of such Third Party Claim which the indemnifying party may recommend and which includes a provision unconditionally releasing the indemnified party from and holding the indemnified party harmless against all liability in connection with such Third Party Claim; provided, however, that the indemnifying party shall not, without the prior written consent of the indemnified party, such consent not to be unreasonably withheld or delayed, enter into any such settlement, compromise or discharge which (i) commits the indemnified party to take, or forbear to take, any action or compromises the ability of the indemnified party to take any action in the future, (ii) requires INFLO or the Buyer as the indemnified party



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to make any payments with respect to such Third-Party Claim by reason of there being insufficient amounts in the Escrow Account or (iii) would be reasonably likely to adversely affect the business or reputation of the indemnified party. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld) but, if such consent is given, the indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any loss or liability by reason of such admission, settlement, compromise or discharge.

            7.11 Procedures Relating to Non-Third Party Claims. In order for an indemnified party to be entitled to any indemnification provided for under this Agreement in respect of a claim that does not involve a Third Party Claim or a claim as to which Paragraph 7.4 or 7.5 applies being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under this Agreement, except to the extent that the indemnifying party shall have been actually prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 30 calendar days



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following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under this Agreement, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under this Agreement and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

                                  ARTICLE VIII

                               ABSENCE OF BROKERS

            8.1 Representations and Warranties Regarding Brokers and Others. The Buyer (as to itself and INFLO), on the one hand, and the Seller, on the other hand, each represents and warrants to the other of them that nobody acted as a broker, a finder or in any similar capacity in connection with the transactions which are the subject of this Agreement, except that Salomon Brothers Inc acted as financial advisor to the Seller. All fees of Salomon Brothers Inc will be paid by the Seller. The Buyer, on the one hand, and the Seller, on the other hand, each indemnifies the other of them against, and agrees to hold the other of them harmless from, all Losses incurred because of any claim by anyone against the indemnified party for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the indemnifying party in connection with the transactions which are the subject of this Agreement.

                                   ARTICLE IX

                                     GENERAL

            9.1 Expenses. Unless otherwise specified in this Agreement, the Buyer and the Seller will each pay its own expenses in connection with the transactions which are the subject of this Agreement, including legal fees. The Seller will pay, or otherwise insure that there is no diminution in the value to be transferred hereunder to the Buyer as a result of, all expenses of the Company in connection with the transactions which are the subject of this Agreement, including legal fees (it being agreed that if the Company's 1996 audit fees and expenses of Deloitte & Touche LLP pursuant to the FY 1996 engagement letter as in effect on the date hereof has not been paid prior to the Closing, the Seller shall after the Closing reimburse the Company for any payment made thereon by the Company).

            9.2   Access to Properties, Books and Records.

            (a)   From the date of this Agreement until the Closing
Date, the Seller will cause the Company to give representatives of INFLO and the Buyer reasonable access during normal business hours on a pre-scheduled basis to all of its properties, books, records and knowledgeable personnel. Until the completion of the



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                                                                              80



transactions which are to take place at the Closing, INFLO and the Buyer will, and will cause their representatives to, hold all information they receive as a result of their access to the properties, books and records of the Company in confidence pursuant to the terms of the Confidentiality Agreement dated January 30, 1996 between INFLO and the Seller (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Effective upon the Closing, the Confidentiality Agreement shall terminate with respect to information relating to the Company. If this Agreement is terminated prior to completion of the transactions which are to take place at the Closing, (i) INFLO and the Buyer will, at the Seller's request, deliver to the Seller all documents and other material obtained by INFLO and its affiliates and representatives from the Seller and its affiliates and representatives in connection with the transactions which are the subject of this Agreement or evidence that such documents and material have been destroyed by INFLO or the Buyer, (ii) the Seller and the Company will, at INFLO's request, deliver to INFLO all documents and other material obtained by the Seller and its affiliates and representatives from INFLO and its affiliates and representatives in connection with the transactions which are the subject of this Agreement or evidence that such documents and material have been destroyed by the Seller and (iii) all confidential information received (A) by INFLO and its affiliates and representatives with respect to the businesses of the Seller and its affiliates or (B) by the Seller and its affiliates and representatives with respect



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                                                                              81



to the businesses of INFLO and its affiliates, shall be treated in accordance with the Confidentiality Agreement (which shall remain in full force and effect notwithstanding the termination of this Agreement).

            (b) After the Closing, INFLO and the Buyer will cause the Company to provide the Seller with access to the books and records and knowledgeable personnel of the Company during normal business hours in connection with the preparation of financial statements by the Seller or its affiliates, the preparation of Tax Returns by the Seller or its affiliates, the preparation of Tax Returns by the Company under the control of the Seller as provided in Paragraph 7.5, audits of Tax Returns filed by the Seller or its affiliates or audits of Tax Returns filed by the Company which are controlled by the Seller as provided in Paragraph 7.5.

            (c) After the Closing, the Seller will, and will cause its subsidiaries to, provide the Company with reasonable access to their books and records relating, to the extent reasonably relevant, to the Company during normal business hours on a pre-scheduled basis in connection with the preparation of financial statements by INFLO, the Buyer, the Company or their respective affiliates, the preparation of Tax Returns by INFLO, the Buyer, the Company or their respective affiliates or audits of Tax Returns of INFLO, the Buyer, the Company or their respective affiliates. The Seller shall use its best efforts to cause Deloitte & Touche LLP to assist INFLO and the Buyer, at their expense, in the preparation of audited financial statements of



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                                                                              82



the Company and provide reasonable access to such accountants' work papers that have been prepared in connection with reviews or audits of accounts and financial statements of the Company performed prior to the Closing.

            9.3 Publicity. Neither the Seller, on the one hand, nor INFLO and the Buyer, on the other hand, shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld; provided that any party may make any disclosure required to be made by it under applicable law (including Federal securities laws) if it determines in good faith that it is appropriate to do so and gives prior notice to the other party hereto, which notice shall include the contents of such press release or other public announcement; and provided, further, that the Buyer and its affiliates may make any disclosure in any prospectus or offering memorandum relating to an offering of securities by the Buyer (the proceeds of which are intended to be used in connection with the Refinancing (as defined in the Nomura Sub Debt Agreement)) if the Buyer gives prior notice to the Seller, which notice shall include the contents of such prospectus or offering memorandum relating to the transactions contemplated by this Agreement, and gives reasonable consideration to any comments which are made by the Seller in a timely manner (it being understood that in the event that, after such notice and consideration has been given, there is any disagreement between the Buyer and the Seller with respect



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                                                                              83



to such comments, the Buyer shall, notwithstanding the Seller's comments, be permitted to make any such disclosure).

            9.4 Entire Agreement. This Agreement, the Exhibits hereto, the documents to be delivered in accordance with this Agreement, the letter agreement dated the date hereof among INFLO, the Buyer and the Seller and the Confidentiality Agreement contain the entire agreement among INFLO, the Buyer and the Seller relating to the transactions which are the subject of this Agreement and those other documents, all prior negotiations, understandings and agreements between or among INFLO, the Buyer and the Seller are superseded by this Agreement and those other documents, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement or those other documents.

            9.5 Effect of Disclosures. Any issues or matters disclosed or reported in connection with any representation or warranty contained in this Agreement (including Exhibits to this Agreement) or in connection with Exhibit 4.14, will be treated as having been disclosed in connection with each representation and warranty made in this Agreement, but only to the extent the information disclosed is reasonably clearly applicable to such other representation and warranty.

            9.6 Captions. The captions of the articles and paragraphs of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.



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                                                                              84



            9.7 Assignments. Neither this Agreement nor any right of any party under it may be assigned, except that each of INFLO and the Buyer may assign its rights and obligations under this Agreement to a lender in connection with the financing referred to in Paragraph 3.2(e) and to any of their affiliates, if INFLO or the Buyer, as the case may be, unconditionally guarantees that such affiliate or corporation to which its rights and obligations are assigned will perform fully all the obligations of INFLO or the Buyer, as the case may be, under this Agreement.

            9.8 Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and will be deemed given when delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), or on the third business day after the day on which mailed by first class mail from within the United States of America, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

      If to the Seller or the Guarantors:

            G.F. Industries, Inc.
            999 Baker Way, Suite 200
            San Mateo, California  94404
            Facsimile No.:  (415) 312-8077
            Attention:  President

      with a copy to:

            Stephen Barbieri
            214 Grant Avenue, Suite 400
            San Francisco, California  94108
            Facsimile No.:  (415) 986-1730

      If to INFLO or the Buyer:

            c/o INFLO Holdings Corporation

            677 Larch Avenue
            Elmhurst, Illinois  60126
            Facsimile No.:  (708) 833-3372
            Attention:  Chief Executive Officer

            with copies to:

            The Invus Group, Ltd.
            135 East 57th Street, 30th Floor
            New York, New York  10022
            Facsimile No.:  (212) 371-1829
            Attention:  Raymond Debbane

                  and

            Flowers Industries, Inc.
            U.S. Highway 19
            Thomasville, Georgia  31792
            Facsimile No.:  (912) 225-3808
            Attention:  Robert P. Crozer

                  and

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, New York 10017
            Facsimile No.:  (212) 455-2502
            Attention:  Robert E. Spatt

            9.9  Governing Law.

            (a) This Agreement will be governed by, and construed under, the laws of the State of New York in the United States of America relating to contracts made and to be performed in that state.

            (b) The Seller, INFLO and the Buyer each agrees that any action or proceeding relating to this Agreement or the transactions contemplated by it may be brought in any Federal or state court sitting in the State of New York in the United States of America and each of them (i) consents to the jurisdiction of each of those courts in any such action or proceeding, (ii) agrees not to seek to have the venue of any such action or proceeding changed because of inconvenience of the forum or



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                                                                              86



otherwise (except that nothing in this Paragraph will prevent a party from removing an action from a state court to a Federal court sitting in that state), and (iii) agrees that process in any such action or proceeding may be served by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought.

            (c) Each of the Guarantors hereby designates, appoints and empowers Stephen Barbieri, 214 Grant Avenue, Suite 400, San Francisco, California 94108, as its authorized agent, to accept, receive and acknowledge for and on behalf of each Guarantor and its property, service of any and all process which may be served in any action, suit or proceeding of the nature referred to above in the State of New York, which appointment shall be irrevocable until the appointment and acceptance of a successor authorized agent. Each Guarantor further submits to the personal jurisdiction of any court referred to in subparagraph (b) above in any such legal action, suit or proceeding and agrees that, to the fullest extent permitted by applicable law, such service of process may be made personally or by mailing or delivering a copy of the summons and complaint or other legal process in any such legal suit, action or proceeding to such Guarantor in care of such agent at the aforesaid address, and such agent is hereby authorized to accept, receive and acknowledge the same for and on behalf of the applicable Guarantor and to admit service with respect thereto. Upon service of process being made on such agent as aforesaid, a copy of the summons and complaint or other legal process shall be mailed to the applicable Guarantor by



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                                                                              87



registered mail, return receipt requested, at its address specified in or pursuant to Paragraph 9.8 hereof. In the event that for any reason the agent mentioned above shall not serve as agent to receive service of process in accordance with the provisions of this Paragraph 9.9(c), each of the Guarantors shall promptly appoint a successor agent reasonably satisfactory to the Buyer and INFLO and deliver evidence in writing of the successor agent's acceptance of such appointment. To the extent that any Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or other similar process) with respect to itself or its property, each Guarantor hereby irrevocably waives, to the fullest extent permitted by applicable law, such immunity in respect of its obligations with respect to this Agreement. Each Guarantor agrees, to the extent permitted by law, that a final and unappealable judgment against any of them in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each of the Guarantors agrees that the provisions of Paragraphs 9.9(a) and (b) of the Agreement shall apply to and be binding upon each of them.

            9.10 Amendments. This Agreement may be amended only by a document in writing signed by each of INFLO, the Buyer and the Seller.

            9.11 Waivers. No waiver of any provision of this Agreement will constitute a waiver of any other provision of this Agreement, and no waiver of a provision in one instance will constitute a waiver of that or any other provision in any other instance.

            9.12  Guarantees.

            (a) Bermore, Ltd., Wilfred Uytengsu and George K. Young (collectively, the "Guarantors") hereby guarantee the performance of the financial obligations of the Seller to indemnify INFLO and the Buyer pursuant to
(i) clause (i) of Paragraph 7.1 hereof with respect to any breach of any Non-Limited Representation, (ii) Paragraph 7.5 hereof and (iii) Paragraph 8.1 hereof; provided that the aggregate liability of the Guarantors under this provision shall not exceed the Purchase Price; provided, further, that the liability of a Guarantor under this provision shall not exceed the amount set forth opposite such Guarantor's name on Exhibit 9.12-1 hereto. The Guarantors shall not have any liability under this provision for any such financial obligations of the Seller unless the related claim of INFLO or the Buyer for indemnification shall have been made not later than (x) in the case of obligations referred to in clause (i) (other than the Non-Limited Representation contained in Paragraph 3.1(r)), the date that is five years from the Closing Date and (y) in the case of the obligations referred to in clause



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                                                                              89



(ii) and with respect to the Non-Limited Representation contained in Paragraph 3.1(r), the date that is 30 days after the end of the statute of limitations period applicable to the matter which is the subject of the claim, but in no event later than the date that is six years from the Closing Date.

            (b) Bermore, Ltd. hereby represents and warrants to INFLO and the Buyer that: (i) it is a corporation duly organized, validly existing and in good standing under the laws of Bermuda; (ii) it has all corporate power and authority necessary to enable it to enter into this Agreement and to perform its obligations hereunder; (iii) all corporate actions necessary to authorize Bermore, Ltd. to enter into this Agreement and to perform its obligations hereunder have been taken; and (iv) the agreements of Bermore, Ltd. contained in Paragraph 9.9 and this Paragraph 9.12 are valid and binding agreements of Bermore, Ltd., enforceable against it in accordance with its terms.

            (c) Each of Wilfred Uytengsu and George K. Young (each, an "Individual Guarantor") hereby represents and warrants to INFLO and the Buyer that: (i) it has all requisite power and authority necessary to enable it to enter into this Agreement and to perform its obligations hereunder; and (ii) the agreements of such Individual Guarantor contained in Paragraph 9.9 and this Paragraph 9.12 are valid and binding agreements of such Individual Guarantor, enforceable against it in accordance with its terms.

            9.13 Beneficiaries. This Agreement is for the exclusive benefit of the parties and their respective successors and permitted assigns under Paragraph 9.7. This Agreement is not for the benefit of any other person and no other person will have any rights under or by reason of this Agreement.

            9.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.




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                                                                              91



            IN WITNESS WHEREOF, the undersigned have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement. INFLO HOLDINGS CORPORATION



                                        By:_____________________________________
                                           Title:  Chief Executive Officer
                                                     and President


                                        KEEBLER HOLDING CORP.



                                        By:_____________________________________
                                           Title:  Chief Executive Officer
                                                     and President


                                        G.F. INDUSTRIES, INC.



                                        By:_____________________________________
                                           Title:  President


                                        BERMORE, LTD.
                                         (only as to Paragraphs 9.9 and
                                            9.12)



                                        By:_____________________________________
                                           Title:  Managing Director



                                        Wilfred Uytengsu
                                         (only as to Paragraphs 9.9 and
                                            9.12)


                                        George K. Young
                                         (only as to Paragraphs 9.9 and
                                            9.12)